SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant [	]

Check the appropriate box:

☒ Preliminary proxy statement.

[	] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).
[	] Definitive proxy statement.
[	] Definitive additional materials.
[	] Soliciting material pursuant to § 240.14a-11(c) of § 240.14a-12.

Antares Pharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒ No fee required.

[	] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[	] Fee paid previously with preliminary materials.
[

] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing  for which the offsetting fee was paid previously. Identify the previous filing by registration statement  number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

April 10, 2008

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Antares Pharma, Inc., to be held at 9:00 a.m., local time, on Wednesday, May 14, 2008, in the offices of Morgan, Lewis & Bockius LLP, located at 1701 Market Street, Philadelphia, Pennsylvania 19103. The phone number for Morgan, Lewis & Bockius LLP is 215-963-5000 and the website address is www.morganlewis.com.

The Secretary’s Notice of Annual Meeting and the Proxy Statement that appear on the following pages describe the matters scheduled to come before the meeting. At the meeting, I will report on our company’s performance during the past year, as well as other current items of interest to our stockholders. In addition, certain members of our Board of Directors and management team, as well as representatives of KPMG LLP, our independent registered public accounting firm, will be available to answer your questions.

I hope you will join us at the Annual Meeting of Stockholders. Whether or not you plan to attend, please complete and return your signed proxy card as soon as possible. If you attend the meeting, you may withdraw any proxy previously given and vote your shares in person at the meeting.

On behalf of our Board of Directors and our employees, thank you for your continued support of and interest in Antares Pharma, Inc.

Sincerely,

Jack E. Stover
Chief Executive Officer

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

NOTICE IS HEREBY GIVEN of the Annual Meeting of Stockholders of Antares Pharma, Inc., a Delaware corporation.

Date & Time:	Wednesday, May 14, 2008, at 9:00 a.m. local time

Place:	Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103
Phone: 215-963-5000
www.morganlewis.com

Items of Business:	1.	To elect two members to the Company’s Board of Directors for a term of three years.

2.

To approve and adopt an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 100,000,000 shares to 150,000,000 shares.

3.	To approve the adoption of the Antares Pharma, Inc. 2008 Equity Compensation Plan.

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

5.	To transact other business that may properly come before the meeting.

Record Date:	All stockholders of record as of the close of business on Monday, March 31, 2008, will be entitled to vote at the Annual Meeting of Stockholders.

Your attention is directed to the enclosed proxy statement. Whether or not you intend to attend the Annual Meeting of Stockholders, please complete, sign and return the proxy card in the enclosed, postage prepaid and addressed envelope.

By order of the Board of Directors,

Robert F. Apple

Secretary

April 10, 2008

PROXY STATEMENT OF

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250 Phillips Boulevard, Suite 290

Ewing, New Jersey 08618

Annual Meeting of Stockholders to be held
May 14, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Antares Pharma, Inc., to be used at our Annual Meeting of Stockholders to be held on Wednesday, May 14, 2008. This proxy statement is first being sent to stockholders on or about April 10, 2008. The Board of Directors recommends that stockholders vote in favor of Items 1, 2, 3 and 4. Each stockholder who signs and returns a proxy card in the form enclosed with this proxy statement may revoke the same at any time prior to use by giving notice of such revocation to us in writing prior to the meeting or in person at the Annual Meeting of Stockholders. Unless so revoked, the shares represented by such proxy will be voted at the Annual Meeting of Stockholders and at any adjournment thereof in the manner specified. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke the proxy. If no direction is made, the proxy will be voted in favor of Items 1, 2, 3 and 4, each of which are discussed below.

The Company’s Annual Report to Stockholders on Form 10-K, for the year ended December 31, 2007, including financial statements, is being mailed to stockholders with this proxy statement but does not constitute a part of this proxy statement.

VOTING AT THE MEETING

Only holders of record of shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), at the close of business on March 31, 2008, the record date, are entitled to vote at the Annual Meeting. As of that date, there were 66,654,666 shares of Common Stock outstanding. Each stockholder entitled to vote shall have the right to cast one vote for each share of Common Stock outstanding in such stockholder’s name.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a stockholder may authorize the voting of his, her or its shares at the Annual Meeting.

The Company presently has no other class of stock outstanding and entitled to be voted at the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum. If a broker that is a record holder of Common Stock does not return a signed proxy, the shares of Common Stock represented by such proxy will not be considered present at the Annual Meeting and will not be counted toward establishing a quorum. If a broker that is a record holder of Common Stock does return a signed proxy, but is not authorized to vote on one or more matters (with respect to each such matter, a “broker non-vote”), the shares of Common Stock represented by such proxy will be considered present at the Annual Meeting for purposes of determining the presence of a quorum. A broker that is a member of the New York Stock Exchange is prohibited, unless the stockholder provides the broker with written instructions, from giving a proxy on non-routine matters.

Assuming a quorum is present,

(i)      a plurality of the votes cast by stockholders present, in person or by proxy, and entitled to vote for the election of directors at the Annual Meeting will be required to elect the members of the Board of Directors of the Company. Abstentions and broker non-votes will have no effect on the outcome of the election of directors;

(ii)     the affirmative vote of a majority of the shares outstanding, and entitled to vote at the Annual Meeting, will be required to approve and adopt the amendment of the Company’s Certificate of Incorporation. Abstentions and broker non-votes will have the same effect on the outcome of the vote as votes against the amendment of the Company’s Certificate of Incorporation;

(iii)

the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting, will be required to approve the adoption of the 2008 Equity Compensation Plan. Abstentions and broker non-votes will have no effect on the outcome of the vote to approve the adoption of the 2008 Equity Compensation Plan; and

(iv)

the affirmative vote of a majority of the votes cast by stockholders present, in person or by proxy, and entitled to vote at the Annual Meeting will be required for the ratification of the appointment of the independent registered public accounting firm for the current fiscal year. Abstentions and broker non-votes will have no effect on the outcome of the vote to consider the ratification of the appointment of KPMG, LLP.

Stockholders are urged to specify their voting preference by marking the appropriate boxes on the enclosed proxy card. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each stockholder’s directions. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares represented by that proxy will be voted “FOR” the nominees for election as directors named under the caption “Election of Directors,” “FOR” the approval and adoption of the amendment of the Company’s Certificate of Incorporation, “FOR” the adoption of the 2008 Equity Compensation Plan and “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008. If any other matters are properly presented at the Annual Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

Proposal No. 1

ELECTION OF DIRECTORS

Our Bylaws provide that the number of directors that constitute our Board of Directors shall be fixed from time to time by the Board of Directors and that directors shall be divided into three classes of as nearly equal size as possible. Our Board of Directors has set the number of directors at seven. The members of each class are elected to serve a three-year term, and the terms of each class are staggered. The terms of Dr. Paul K. Wotton and Dr. Leonard S. Jacob will expire at the 2008 Annual Meeting of Stockholders, the terms of Jack E. Stover and Anton G. Gueth will expire at the 2009 Annual Meeting of Stockholders, and the terms of Dr. Jacques Gonella, Thomas J. Garrity and Dr. Rajesh C. Shrotriya will expire at the 2010 Annual Meeting of Stockholders.

Our Board of Directors has nominated the persons named below for election as directors, following their recommendation for nomination by our Governance and Nominating Committee.

The accompanying proxy will be voted in favor of the election of the following nominees as directors, unless the stockholder giving the proxy indicates to the contrary on the proxy. All nominees have agreed to stand for election at the Annual Meeting of Stockholders. If any nominee is not available as a candidate for director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by our Board of Directors to fill such vacancy, unless the stockholder giving the proxy indicates to the contrary on the proxy.

Our Board of Directors recommends a vote FORthe election of the nominees.

Nominees to be elected at the 2008 Annual Meeting of Stockholders for a term continuing until the 2011 Annual Meeting of Stockholders

Dr. Paul K. Wotton	Age 47

Dr. Wotton was appointed to the Board of Directors of Antares Pharma in August 2004 and is also a member of our Audit Committee and our Governance and Nominating Committee. Dr. Wotton formerly served as President and CEO of Topigen Pharmaceuticals, Inc., a biotechnology company based in Montreal, Canada. Dr. Wotton possesses over twenty years of experience in the pharmaceutical industry. Prior to joining Topigen, he was Head of Global Business Development at SkyePharma, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Dr. Wotton also previously served as Vice President of Corporate Development for Eurand and Vice President of Business Development for Penwest Pharmaceuticals Co. He earned a Bachelor in Pharmacy degree from the University of London, an MBA from Kingston Business School and a Ph.D. in pharmaceutical science from the University of Nottingham. Dr. Wotton is a member of the Royal Pharmaceutical Society and the Licensing Executives Society and the Chair of BIOTECanada Emerging Companies Advisory Board and is a member of the BIOTECanada Board of Directors.

Dr. Leonard S. Jacob	Age 59

Dr. Leonard Jacob joined our Board of Directors in January 2007 and is the Chairman of our Governance and Nominating Committee and is a member of our Compensation Committee. He founded InKine Pharmaceutical Company Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in 2005. In 1989 Dr. Jacob co-founded Maganin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989 Dr. Jacob served in a variety of executive roles including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline) and as a member of their Corporate Management Committee. He earned a Ph.D. in pharmacology from Temple University and an M.D. from the Medical College of Pennsylvania (Drexel University College of Medicine). Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry. He also serves on the Board of QuiqMeds, a private drug wholesaler dispensing company, the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine and is a founding Director of the Jacob Internet fund, a public mutual fund.

Directors whose term continues until the 2009 Annual Meeting of Stockholders

Jack E. Stover	Age 55

Mr. Stover joined Antares Pharma as President and Chief Operating Officer in July 2004 and was appointed Chief Executive Officer and a member of our Board of Directors in September 2004. Prior to joining Antares Pharma, Mr. Stover was Executive Vice President, Treasurer and CFO of Sicor, Inc., a public injectable pharmaceutical company which was acquired by Teva Pharmaceuticals. Prior to Sicor, Mr. Stover was Executive Vice President and Director for a proprietary women’s drug company, Gynetics, Inc., and before Gynetics, he was Senior Vice President and Director for B. Braun Medical, Inc., a private global medical device and product company. For more than five years, Mr. Stover was a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in their Lifescience industry division. Mr. Stover is also a director of Arbios Systems, Inc. and PDI, Inc. Mr. Stover earned a Bachelors Degree from Lehigh University and is a CPA.

Anton G. Gueth	Age 51

Mr. Gueth joined our Board of Directors in October 2003 and serves as Chairman of our Compensation Committee and as a member of our Audit Committee and our Governance and Nominating Committee. Mr. Gueth is currently a Managing Director of Burrill & Company, a merchant bank specialized in the health care field. His career includes nearly 19 years with Eli Lilly and Company, most recently as Director of Alliance Management. He also served as General Manager of Lilly’s African and Middle Eastern operations; Vice President of Financial Planning and Treasury of PCS Health Systems; Managing Director of Lilly’s Saudi Arabia, Gulf and Yemen operations, as well as other sales, marketing and financial positions. Mr. Gueth earned a Masters Degree in agricultural economics from the Justus Liebig University in Giessen, Germany, as well as a Masters Degree in public affairs from Indiana University. Mr. Gueth is a director of the American Liver Foundation, Northern California Chapter.

Directors whose term continues until the 2010 Annual Meeting of Stockholders

Dr. Jacques Gonella	Age 66

Dr. Gonella has served as the Chairman of our Board of Directors since January 2001. Dr. Gonella was the founder of Permatec (a Swiss company that was merged with Medi-Ject, Inc., to form Antares Pharma, Inc.) and served as the Chairman of the Board of Directors of Permatec since its founding in June 1997. Prior to founding Permatec, Dr. Gonella founded JAGO Pharma AG in 1983 and served as its President and Chief Executive Officer until its acquisition in May 1996 by SkyePharma, PLC, a United Kingdom company listed on the London Stock Exchange and quoted on Nasdaq. Prior to the founding of JAGO, Dr. Gonella occupied various positions with F. Hoffman-La Roche Ltd. and Pfizer Inc. between 1968 and 1979. Dr. Gonella currently sits on the boards of directors of Protherics PLC, London and several private pharmaceutical companies and pharmaceutical investment funds. He holds a doctorate in analytical chemistry from the Polytechnic Institute of Lausanne, Switzerland. He is currently a private investor and proprietor of JG Consulting AG.

Thomas J. Garrity	Age 59

Mr. Garrity joined our Board of Directors in October 2003 and serves as Chairman of our Audit Committee and as a member of our Governance and Nominating Committee. He was Executive Vice President and Chief Financial Officer for PCS Health Systems, a provider of managed pharmaceutical care, from 1994 to 2000. He played a key role during its subsequent integration with Advance Paradigm, Inc. and became Executive Vice President of Financial Operations for the resultant entity, AdvancePCS, a provider of health improvement solutions. Prior to that, Mr. Garrity held various positions at Eli Lilly and Company, including Director of Public Policy Planning and Development; Director of Corporate Financial Planning; and other international, marketing and financial positions. Mr. Garrity holds an S.B. degree from the Massachusetts Institute of Technology in aerospace engineering and an MBA in finance from the University of Chicago. He is currently a private investor and consultant.

Dr. Rajesh C. Shrotriya	Age 63

Dr. Shrotriya joined our Board of Directors in April 2004 and is a member of our Compensation Committee and our Governance and Nominating Committee. Dr. Shrotriya is the Chairman, Chief Executive Officer and President of Spectrum Pharmaceuticals, Inc., a specialty pharmaceutical company focused on the in-licensing, clinical development and commercialization of oncology and generic drugs. In September 2000, Dr. Shrotriya joined

NeoTherapeutics, Inc., as President and Chief Operating Officer, and in August 2002, he was appointed Chief Executive Officer. In this capacity, he spearheaded major changes in business strategy and coordinated the structural reorganization of NeoTherapeutics, culminating in the formation of Spectrum Pharmaceuticals, Inc. Prior to that, Dr. Shrotriya was Executive Vice President and Chief Scientific Officer for SuperGen, Inc., and Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya has also held various positions at Hoechst Pharmaceuticals and was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. Dr. Shrotriya received a Bachelor of Medicine and Bachelor of Surgery degree at the Armed Forces Medical College in Poona, India; a post-graduate diploma in Chest Diseases from Delhi University; and a post-graduate M.D. degree from the Grant Medical College in Bombay, India. He also received a certificate for Advanced Biomedical Research Management from Harvard University.

CORPORATE GOVERNANCE

In accordance with the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, our business and affairs are managed under the direction of the Board of Directors. We provide information to the Directors about our business through, among other things, operating, financial and other reports, as well as other documents presented at meetings of the Board of Directors and Committees of the Board.

The Board of Directors has adopted Corporate Governance Guidelines that address the practices of the Board and specify criteria to assist the Board in determining Director independence. These criteria supplement the listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission. Our Code of Business Conduct and Ethics sets forth rules of conduct that apply to all of our Directors, officers and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on our website at www.antarespharma.com as well as in printed form, free of charge to any stockholder who requests them, by writing or telephoning the Investor Relations Department, Antares Pharma, Inc., 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. (Telephone Number: 609-359-3020). With respect to any amendments or waivers of the Code of Business Conduct and Ethics (to the extent applicable to our chief executive officer, principal accounting officer or controller, or persons performing similar functions) we intend to either post such amendments or waivers on our website, www.antarespharma.com, or disclose such amendments or waivers pursuant to a Current Report on Form 8-K.

Meetings and Committees of our Board

Our Board of Directors met 7 times during 2007. Our Board of Directors has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. During 2007, all of our current directors attended at least 85% of the aggregate number of meetings of the Board of Directors and of the Committees on which they served. Our Directors are invited, but are not required, to attend our Annual Meetings of Stockholders. Last year all of our directors attended the Annual Meeting of Stockholders.

The Audit Committee consisted of Thomas J. Garrity, Anton G. Gueth and Dr. Paul K. Wotton. With Mr. Garrity acting as Chairman, this Committee met, either telephonically or in person, 6 times during 2007. The Audit Committee reviews the results and scope of the audit and other services provided by our independent registered public accounting firm, as well as our accounting principles and systems of internal controls, and reports the results of its review to, or holds concurrent meetings with, the full Board of Directors. Our Board of Directors has determined that Mr. Garrity meets the requirements of a financial expert, as that term is defined in Item 401 of Regulation S-K under the Securities Act of 1933, as amended. Additionally, our Board has determined that Mr. Garrity is independent, as defined in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended, and that each of the members of our Audit Committee is “independent” within the meaning of Section 121(A) of the American Stock Exchange listing standards.

The Compensation Committee consisted of Anton G. Gueth, Dr. Rajesh Shrotriya and Dr. Leonard S. Jacob. Mr. Thomas J. Garrity was a member of this Committee until August 30, 2007 and Dr. Jacob became a member of this Committee on that date. With Mr. Gueth acting as Chairman, this committee met, either telephonically or in person, 5 times during 2007. The Compensation Committee makes recommendations concerning executive salaries, incentive compensation for employees as well as employee benefits. Our Board of Directors as a whole administers our 2001 Incentive Stock Option Plan for Employees, our 2001 Stock Option Plan

for Non-Employee Directors and Consultants and our 2006 Equity Incentive Plan (the Plans). The Board appoints the Compensation Committee to perform all of the administrative functions for the Plans. All actions taken by the Compensation Committee for the Plans are reported to the Board of Directors.

The Board of Directors adopted the charter of the Governance and Nominating Committee on January 16, 2007. This committee consists of all independent members of the Board of Directors and in 2007 consisted of Thomas J. Garrity, Anton G. Gueth, Dr. Rajesh Shrotriya, Dr. Leonard S. Jacob and Dr. Paul K. Wotton. Dr. Wotton served as Chairman of this Committee until May 11, 2007, and thereafter Dr. Jacob assumed the role of Chairman. This Committee met in person 1 time during 2007. The Governance and Nominating Committee has the following purpose:

•	to advise the Board regarding the membership and operations of the Board;
•

to identify individuals qualified to serve as members of the Board, to select, subject to ratification by the Board, the director nominees for the next annual meeting of stockholders, and to recommend to the Board individuals to fill vacancies on the Board;

•	to recommend to the Board the responsibilities of each Board committee, the structure and operation of each Board committee, and the director nominees for assignment to each Board committee;
•	to oversee the Board’s annual evaluation of its performance and the performance of other Board committees; and
•	to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company and to review periodically the guidelines.

Director Nominations

In connection with our proxy solicitation relating to our annual meeting of stockholders, our Board recommends a slate of nominees for election by our stockholders. In addition, our Board fills vacancies on the Board when necessary or appropriate. Our Board’s recommendations or determinations are made after consideration of the recommendations of, and information supplied by, our Governance and Nominating Committee as to the suitability of each individual, taking into account the criteria described below and other factors, including the requirements for Board committee membership. The Board as a whole should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of our business. The Board also seeks members from diverse backgrounds so that the Board consists of members with a broad spectrum of experience and expertise and with a reputation for integrity. Directors should have experience in positions with a high degree of responsibility, be leaders in the companies or institutions with which they are affiliated, and be selected based on contributions that they can make to us. In determining whether to recommend a director for reelection, our Governance and Nominating Committee also considers a director’s past attendance at meetings and participation in and contributions to the activities of the Board and committees of the Board on which the director served. Our Board considers recommendations for nominations from a wide variety of sources, including members of our Board, business contacts, our legal counsel, community leaders and members of our management.

The Board will also consider candidates for nomination recommended by a stockholder. The procedures for nominating directors, other than by the Board of Directors, are set forth in the Bylaws and our Corporate Governance Guidelines. Nominations for the election of directors, other than by the Board of Directors, must be made by a stockholder entitled to vote for the election of directors by giving timely written notice to the Secretary of the Company at the Company’s principal office. To be timely, a stockholder’s notice shall be delivered to the Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days before or delayed by more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected)

and as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner. If a stockholder fails to comply with the above provisions, then the Chairman of the meeting may declare that the nomination was not made in accordance with the procedures prescribed by the Bylaws and the defective nomination may be disregarded. Subject to compliance with statutory or regulatory requirements, our Board does not expect that candidates recommended by stockholders will be evaluated in a different manner than other candidates.

Communicating with our Board of Directors

You may communicate in writing with any or all of our Directors via U.S. mail addressed to Antares Pharma, Inc., c/o Corporate Secretary, Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618. Our Corporate Secretary will review and summarize all communications received for the purpose of expediting director review of matters communicated and will forward correspondence directly to the directors as appropriate.

Compensation of Directors

Under the Directors’ Compensation Plan, effective January 1, 2007, all non-employee directors receive an initial grant of 20,000 shares of the Company’s common stock on the day they are initially elected or appointed to the Board of Directors, an annual grant of an option to purchase 30,000 shares of common stock at the time of the Company’s Annual Stockholder Meeting, an annual retainer of $25,000, the Board Chairman receives an additional $15,000, the Audit and Compensation Committee Chairs each receive an additional $12,000, the Governance and Nominating Committee Chair receives an additional $6,000, and the Audit and Compensation Committee members receive an additional $5,000. No additional payments are earned for each Board or Committee meeting. Annually, the directors can elect to take restricted stock or options in lieu of the cash compensation. The number of shares of stock issued would be based on the market value of the stock and the number of options granted would be determined based on a valuation using a Black-Scholes calculation.

All directors are reimbursed for expenses actually incurred in attending meetings of the Board of Directors and its committees.

The following table provides information regarding Director compensation in 2007, which reflects the standard compensation described above and certain other payments. The table does not include compensation for reimbursement of travel expenses related to attending Board and Committee meetings. In addition, the table does not address compensation for Mr. Stover, which is addressed under “Executive Compensation” below. Mr. Stover does not receive additional compensation for serving as a Director.

DIRECTOR COMPENSATION – 2007

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)	Total
Dr. Jacques Gonella	$37,750	$—	$30,497	$—	$—	$10,876	$79,123
Thomas J. Garrity	40,750	—	30,497	—	—	—	71,247
Anton G. Gueth	11,000	—	57,531	—	—	—	68,531
Dr. Leonard S. Jacob	18,625	—	41,718	—	—	—	60,343
Dr. Rajesh C. Shrotriya	7,250	13,364	30,497	—	—	—	51,111
Dr. Paul K. Wotton	18,500	6,682	30,497	—	—	—	55,679

(1)

The amounts shown for stock and option awards relate to shares granted under our 2001 Stock Option Plan for Non-Employee Directors and Consultants. These amounts are equal to the dollar amounts recognized in 2007 with respect to the stock and option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts for option awards are set forth in note 7 to our consolidated financial statements. At December 31, 2007 the Directors held options to purchase an aggregate of 660,132 shares of our common stock.

(2)	Represents the cost of a Company provided mobile phone for Dr. Gonella in 2007.

Compensation Committee Interlocks and Insider Participation

During 2007, no member of the Compensation Committee had any relationship or transaction with us that is required to be reported under Item 402(j) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Proposal No. 2

APPROVAL AND ADOPTION OF AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF THE COMPANY’S

COMMON STOCK FROM 100,000,000 SHARES TO 150,000,000 SHARES

The Board of Directors has unanimously approved, and recommended to the stockholders to approve and adopt, an amendment to the Company’s Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, par value $0.01 per share, from 100,000,000 shares to 150,000,000 shares. The Board of Directors has determined that this amendment is advisable and in the best interests of the Company and should be adopted by the stockholders. The Company is currently authorized to issue 3,000,000 shares of preferred stock, par value $0.01 per share, and the proposed amendment will not affect this authorization.

The proposed increase in the number of authorized shares of our common stock has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions, financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Company’s Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed. Moreover, pursuant to various agreements, the Company has agreed to reserve an amount of common stock issuable upon exercise of options and warrants. The Company expects that it may need to reserve additional shares of common stock in the future for similar purposes.

Of the 100,000,000 shares of Common Stock presently authorized to be issued under the Company’s Certificate of Incorporation, 65,529,666 shares were outstanding as of March 14, 2008 and up to 28,750,685 shares were reserved for issuance upon vesting of restricted stock and upon the exercise of outstanding warrants and options. Additionally, 1,805,000 shares of common stock may be granted to our executives under performance stock bonus agreements.

The Board of Directors has determined that an increase in the number of authorized shares of Common Stock is in the best interest of the Company. In particular, the Board of Directors has contemplated that the Company could use the proposed additional shares of Common Stock:

•	to acquire and/or license proprietary rights to products;
•	to acquire and/or license proprietary rights to promising candidates for development into commercially successful pharmaceutical products and technologies;
•	to attract and retain the services of qualified persons to assist in the development of such pharmaceutical products and technologies; and
•	in connection with any future equity financings of the Company.

When issued, any additional shares of common stock authorized by the amendment will have the same rights and privileges under our Certificate of Incorporation as the shares of common stock currently authorized and outstanding. Holders of common stock currently have no preemptive rights and, accordingly, stockholders would not have any preferential rights to purchase any of the additional shares of common stock when such shares are issued.

Except as disclosed above, the Company does not presently have any definitive plans, arrangements or understandings with respect to the issuance of any of the remaining newly authorized shares of common stock; however, as stated above, the proposed increase in the common stock the Company is authorized to issue has been recommended by the Board of Directors to ensure that an adequate supply of authorized, unissued shares of common stock is available for general corporate needs and to provide the Board of Directors with the necessary flexibility to issue common stock in connection with acquisitions, merger transactions or financings, through public offerings or private placements, stock splits, stock dividends and equity compensation plans and arrangements, in each case without the expense and delay associated with obtaining stockholder approval of an amendment to the Certificate of Incorporation at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which our securities may then be listed.

Although the Board of Directors has no present intention of issuing such additional shares for such purposes, the proposed increase in the number of authorized shares of our common stock could enable the Board of Directors to render more difficult or discourage an attempt by another person or entity to obtain control of the Company. Such additional shares could be issued by the Board of Directors in a public or private sale, merger or similar transaction, increasing the number of outstanding shares of the Company’s capital stock and thereby diluting the equity interest and voting power of a party attempting to obtain control of the Company. The increase in the number of authorized shares of common stock has not, however, been proposed for an anti-takeover-related purpose and we have no knowledge of any current efforts to obtain control of the Company or to effect large accumulations of our common stock. This Proposal No. 2 is not part of any plan by the Company to adopt a series of amendments to its Certificate of Incorporation or by-laws so as to render the takeover of the Company more difficult. Moreover, we are not submitting this Proposal No. 2 to enable us to frustrate any efforts by another party to acquire a controlling interest or to seek representation on the Board of Directors.

The issuance of additional shares of common stock may furthermore, depending upon the circumstances under which such shares are issued, reduce existing stockholders’ equity per share and may reduce the percentage ownership of common stock by existing stockholders. It is not the present intention of the Board of Directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by applicable law or by the rules of any stock exchange on which our securities may then be traded. Frequently, opportunities arise that require prompt action, and it is the belief of the Board of Directors that the delay associated with stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

Subject to stockholder approval of this Proposal No. 2, Article IV of the Company’s Certificate of Incorporation would be amended and restated in its entirety to read as follows:

“The total number of shares of capital stock which the Corporation shall have authority to issue is One Hundred Fifty Three Million (153,000,000) shares, consisting of One Hundred Fifty Million (150,000,000) shares of common stock, par value $0.01 per share (“Common Stock”), and Three Million (3,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”).”

If the proposed amendment to our Certificate of Incorporation as outlined in this Proposal No. 2 is approved and adopted by the stockholders, the Board of Directors will cause the Certificate of Amendment reflecting the adopted amendment to be filed with the Secretary of State of the State of Delaware. The Certificate of Amendment will be effective upon its filing. If the stockholders do not adopt this Proposal No. 2, the Certificate of Amendment will not be filed with the Secretary of State of the State of Delaware.

No dissenters’ rights are available under the General Corporation Law of the State of Delaware or under our Certificate of Incorporation or by-laws to any stockholder who dissents from this Proposal No. 2.

Our Board of Directors recommends a vote FORthe approval and adoption of an amendment to the Certificate of Incorporation to increase the authorized number of shares of the Company’s common stock, par value $0.01 per share, from 100,000,000 shares to 150,000,000 shares.

Proposal No. 3

APPROVAL OF THE ADOPTION OF THE ANTARES PHARMA, INC. 2008 EQUITY COMPENSATION PLAN

On January 11, 2008, our Board of Directors adopted, subject to approval by our stockholders at the Annual Meeting, the Antares Pharma, Inc. 2008 Equity Compensation Plan (the “2008 Plan” or the “Plan”). Our Board of Directors has directed that the proposal to approve the Plan be submitted to our stockholders for their approval at the Annual Meeting. Stockholder approval is being sought (i) in order to meet the American Stock Exchange listing requirements, (ii) so that compensation attributable to grants under the Plan may qualify for an exemption from the deduction limit under section 162(m) of the Internal Revenue Code (see discussion of “Federal Income Tax Consequences” below), and (iii) in order for incentive stock options to meet the requirements of the Internal Revenue Code.

We currently maintain the 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan (the “2001 Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”), and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Plan, 2001 Employees Plan and 2006 Plan collectively, the “Prior Plans”). The total number of shares remaining available for issuance under the Prior Plans as of March 14, 2008 is 2,362,610 shares.

Our Board of Directors believes that the number of shares available for issuance under the Prior Plans is not sufficient in light of our compensation structure and strategy. Our Board of Directors has concluded that our ability to attract, retain and motivate top quality employees, non-employee directors, and consultants and advisors is important to our success and would be enhanced by our continued ability to make grants under the 2008 Plan. In addition, our Board of Directors believes that our interests and the interests of our stockholders will be advanced if we can continue to offer our employees, non-employee directors and consultants and advisors the opportunity to acquire or increase their proprietary interests in us. Our Board of Directors believes that the availability of 2,005,000 new shares, plus 2,362,610 shares remaining available for issuance under the Prior Plans, plus 5,632,390 shares subject to outstanding grants under the Prior Plans as of the date of the Annual Meeting (as such numbers are adjusted for exercises and forfeitures between March 14, 2008 and the date of the Annual Meeting; provided that in no event will the aggregate number of shares authorized for issuance under the 2008 Plan exceed 10,000,000 shares), under the 2008 Plan will ensure that we continue to have a sufficient number of shares with which to achieve our compensation strategy.

The 2008 Plan is intended to replace the Prior Plans. If the 2008 Plan is approved by our stockholders, then the Prior Plans will be merged with and into the 2008 Plan, no further grants will be made under the Prior Plans, and shares with respect to all grants outstanding under the Prior Plans will be issued or transferred under the 2008 Plan.

If approved by our stockholders, the 2008 Plan will become effective on May 14, 2008.

The material terms of the 2008 Plan are summarized below. A copy of the full text of the 2008 Plan is attached to this Proxy Statement as Exhibit A. This summary of the 2008 Plan is not intended to be a complete description of the 2008 Plan and is qualified in its entirety by the actual text of the 2008 Plan to which reference is made.

Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

•	Incentive stock options
•	Nonqualified stock options
•	Stock units
•	Stock awards
•	Stock appreciation rights (“SARs”)
•	Dividend equivalents
•	Other stock-based awards

The Plan authorizes 10,000,000 shares of our common stock for issuance, subject to adjustment in certain circumstances as described below. The 10,000,000 share limit is comprised of (i) 2,005,000 new shares, (ii) 5,632,390 shares of our common stock subject to outstanding grants under the Prior Plans as of the date of the Annual Meeting and (iii) 2,362,610 shares of our common stock remaining available for issuance under the Prior Plans but not subject to previously exercised, vested or paid grants as of the date of the Annual Meeting.

The Plan provides that the maximum aggregate number of shares of our common stock with respect to which grants may be made to any individual during any calendar year is 1,000,000 shares, subject to adjustment in certain circumstances as described below. If dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, a grantee may not accrue more than $1,000,000 of such dividend equivalents during any calendar year.

If and to the extent options (including options granted under the Prior Plans) and SARs granted under the Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards (including stock awards granted under the Prior Plans), stock units, or other stock-based awards are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares surrendered in payment of the exercise price of an option will become available again for issuance or transfer under the Plan. To the extent any grants are paid in cash, and not in shares of common stock, any shares previously subject to such grants will again be available for issuance or transfer under the Plan.

Administration. The Plan will be administered and interpreted by the Compensation Committee (the “Committee”). However, our Board of Directors will approve and administer all grants made to non-employee directors. References to the Committee include our Board of Directors where appropriate. The Committee may delegate authority to administer the Plan to one or more subcommittees, as it deems appropriate.

The Committee has the authority to (i) determine the individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of the grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms and conditions of any previously issued grant, subject to the limitations described below and (v) deal with any other matters arising under the Plan. The Committee presently consists of Anton G. Gueth (Chair), Leonard S. Jacob, Dr. Rajesh C. Shrotriya, each of whom is a non-employee director of our company.

Eligibility for Participation. All of our employees and the employees of our subsidiaries, all of our non-employee directors, and consultants and advisors who perform services for us and our subsidiaries are eligible to receive grants under the Plan. As of March 14, 2008, approximately 30 employees and 6 non-employee directors are eligible to receive grants under the Plan. The Committee is authorized to select the persons to receive grants from among those eligible and the Committee will determine the number of shares of our common stock that are subject to each grant.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options within the meaning of section 422 of the Code (“ISOs”) or “nonqualified stock options” that are not intended to so qualify (“NQSOs”) or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only our employees and employees of our subsidiaries may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will be equal to or greater than the last reported sale price of the underlying shares of our common stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of our outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the last reported sale price of a share of our common stock on the date of grant.

The Committee will determine the term of each option which shall not exceed ten years from the date of grant, or, for Swiss employees, eleven years from the date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of our outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of our common stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs.

The Committee will determine the terms and conditions of options, including when they become exercisable. The Committee may accelerate the exercisability of any options. The Committee will also determine under what circumstances a grantee may exercise an option after termination of employment or service. Generally, if a grantee ceases to be employed by, or provide service to, us for any reason other than disability, death, or termination for cause, the grantee’s options will terminate 90 days following the date on which the grantee ceases to be employed by, or provide service to, us. If a grantee ceases to be employed by, or provide service to, us on account of the grantee’s disability or death, the grantee’s options will terminate one year following the date on which the grantee ceases to be employed by, or provide service to, us. In each case described above, the Committee may specify a different option termination date, but in any event no later than the expiration of the option term. If a grantee ceases to be employed by, or provide service to, us on account of termination for cause, the grantee’s options will terminate immediately.

A grantee may exercise an option by delivering notice of exercise to us. The grantee will pay the exercise price and any withholding taxes for the option: (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of our common stock already owned by the grantee and having a fair market value on the date of exercise equal to the exercise price or by attestation to ownership of shares of our common stock having a fair market value on the date of exercise at least equal to the exercise price, (iii) by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board or (iv) by such other method as the Committee may approve.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Plan. The Committee may require that grantees pay consideration for the stock awards and may impose restrictions on the stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria as the Committee determines.

The Committee will determine the number of shares of our common stock subject to the grant of stock awards and the other terms and conditions of the grant. Unless the Committee determines otherwise, a grantee will have the right to vote shares of our common stock and to receive dividends paid on such shares during the restriction period. The Committee may determine that a grantee’s entitlement to dividends with respect to stock awards will be subject to the achievement of performance goals or other conditions.

Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us during the restriction period, or if other specified conditions are not met, then the grantee’s stock award will terminate as to all shares covered by the award as to which the restrictions have not lapsed, and those shares of our common stock must be immediately returned to us.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a share of our common stock or an amount based on the value of a share of our common stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes distributable, it will be paid to the grantee in cash, in shares of our common stock, or in a combination of cash and shares of our common stock, as determined by the Committee. Unless the Committee determines otherwise, if a grantee ceases to be employed by, or provide service to, us before the stock units vest, or if other conditions are not met, the grantee’s stock units will be forfeited.

SARs

The Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will receive an amount equal to the excess of the fair market value of our common stock on the date of exercise over the base amount for the SAR. Payment will be made in shares of our common stock.

The base amount of each SAR will be determined by the Committee and will be equal to the per share exercise price of the related option or, if there is no related option, an amount that is at least equal to the last reported sale price of a share of our common stock on the date of grant of the SAR. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs. SARs may only be exercised while the grantee is employed by, or providing service to, us and our subsidiaries or within a specified period of time after termination of employment or service, as determined by the Committee.

Dividend Equivalents

The Committee may grant dividend equivalents in connection with stock units or other stock-based awards. Dividend equivalents are payable in cash or shares of our common stock and may be paid currently or accrued as contingent obligations. The terms and conditions of dividend equivalents will be determined by the Committee.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of our common stock, and will be payable in cash, in shares of our common stock, or in a combination of cash and shares of our common stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Qualified Performance-Based Compensation. The Plan permits the Committee to impose objective performance goals that must be met with respect to grants of stock units, stock awards, other stock-based awards or dividend equivalents granted to employees under the Plan, in order for the grants to be considered qualified performance-based compensation for purposes of section 162(m) of the Code (see “Federal Income Tax Consequences” below). Prior to, or soon after the beginning of, the performance period, the Committee will establish in writing the performance goals that must be met, the applicable performance period, the amounts to be paid if the performance goals are met, and any other conditions. The Committee may provide in the grant agreement that qualified performance-based grants will be payable or restrictions on such grants will lapse, in whole or part, in the event of the grantee’s death or disability during the performance period or under other circumstances consistent with Treasury regulations.

The performance goals, to the extent designed to meet the requirements of section 162(m) of the Code, will be based on one or more of the following measures: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

The Committee will not have the discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals. After the announcement of our financial results for the performance period, the Committee will certify and announce the results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of stock awards, stock units, other stock-based awards and dividend equivalents for the performance period will be forfeited or will not be made, as applicable.

Deferrals. The Committee may permit or require grantees to defer receipt of the payment of cash or the delivery of shares of our common stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Committee will establish the rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. If there is any change in the number or kind of shares of our common stock outstanding (i) by reason of a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) by reason of a merger, reorganization or consolidation, (iii) by reason of a reclassification or change in par value, or (iv) by reason of any other extraordinary or unusual event affecting the outstanding shares of our common stock as a class without our receipt of consideration, or if the value of outstanding shares of our common stock is substantially reduced as a result of a spinoff or payment by us of an extraordinary dividend or distribution, the maximum number of shares of our common stock available for issuance under the Plan, the maximum number of shares of our common stock for which any individual may receive grants in any year, the kind and number of shares covered by outstanding grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such grants will be equitably adjusted by the Committee, in such manner as the Committee deems appropriate, to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of our common stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants shall be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. Unless the Committee determines otherwise, effective upon the date of the change of control:

•	All outstanding options and SARs will automatically accelerate and become fully exercisable;
•	The restrictions and conditions on all outstanding stock awards will immediately lapse; and
•	All stock units, dividend equivalents and other stock-based awards will become fully vested and will be paid at their target value, or in such greater amounts as the Committee may determine.

Notwithstanding the foregoing, in the event of a change of control, the Committee may take any of the following actions with respect to any or all outstanding grants under the Plan:

•

Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of our common stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantee’s unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

•	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
•

Determine that outstanding options and SARS that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

For purposes of the Plan, a change of control will be deemed to have occurred if one of the following events occurs:

•

Any person becomes the beneficial owner of securities representing 50% or more of the voting power of our securities, provided that a change of control will not occur as a result of a transaction in which we become a subsidiary of another corporation and in which our stockholders, immediately prior to the transaction, will own shares representing more than 50% of the parent corporation;

•	Consummation of a merger or consolidation whereby our stockholders immediately before the transaction do not own more than 50% of the voting power of the voting securities of the surviving company;
•	A sale or other disposition of all or substantially all of our assets; or
•	A liquidation or dissolution of our company.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide, in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for the benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Participants Outside of the United States. If any individual who receives a grant under the Plan is subject to taxation in a country other than the United States, the Committee may make the grant on such terms and conditions as the Committee deems appropriate to comply with the laws of the applicable country.

No Repricing of Options. Neither our Board nor the Committee can amend the Plan or options previously granted under the Plan to permit a repricing of options, without prior stockholder approval.

Amendment and Termination of the Plan. Our Board may amend or terminate the Plan at any time, subject to stockholder approval if such approval is required under any applicable laws or stock exchange requirements. The Plan will terminate on May 13, 2018, unless the Plan is terminated earlier by our Board or is extended by our Board with stockholder consent.

Stockholder Approval for Qualified Performance-Based Compensation. If stock awards, stock units, other stock-based awards or dividend equivalents are granted as qualified performance-based compensation under section 162(m) of the Code, the Plan must be re-approved by our stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which our stockholders previously approved the Plan.

Grants Under the Plan. No grants have been made under the Plan. Grants under the Plan are discretionary, so it is not currently possible to predict the number of shares of our common stock that will be granted or who will receive grants under the Plan after the Annual Meeting.

The last reported sale price of a share of our common stock on March 14, 2008, was $0.99 per share.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as the consequences may vary with the types of grants made, the identity of the grantees and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of our common stock or payment of cash under the Plan. Future appreciation on shares of our common stock held beyond the ordinary income recognition event will be taxable as capital gain when the shares of our common stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. We, as a general rule, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and we will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i)     If shares of our common stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii)	If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and we will not be entitled to any tax deduction, if shares of our common stock acquired upon exercise of the stock option are held until the later of (A) one year from the date of exercise and (B) two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and we will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii)   A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or certain other officers in excess of $1 million in any year. Qualified performance-based compensation is excluded from the $1 million deductibility limit, and therefore remains fully deductible by the corporation that pays it. We intend that options and SARs granted under the Plan will be qualified performance-based compensation. Stock units, stock awards, dividend equivalents, and other stock-based awards granted under the Plan may be designated as qualified performance-based compensation if the Committee conditions such grants on the achievement of specific performance goals in accordance with the requirements of section 162(m) of the Code.

We have the right to require that grantees pay to us an amount necessary for us to satisfy our federal, state or local tax withholding obligations with respect to grants. We may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy our withholding obligation with respect to grants paid in shares of our common stock by having shares withheld, at the time the grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

Our Board of Directors recommends a vote FORthe adoption of the Antares Pharma, Inc. 2008 Equity Compensation Plan.

Proposal No. 4

RATIFICATION OF SELECTION

OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

At the meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2008. KPMG LLP has audited our financial statements since 1995.

Representatives of KPMG LLP are expected to be present at the Annual Meeting of Stockholders to make a statement if they so desire and to respond to appropriate questions.

Audit Fees

Aggregate fees billed to the Company by KPMG LLP during 2007 and 2006 for professional services rendered in connection with the audit of the Company’s annual financial statements and review of the financial statements included in the Company’s quarterly reports totaled $265,372 and $271,677, respectively.

Audit-Related Fees

There were no fees billed to the Company by KPMG LLP during 2007 and 2006 for audit-related services.

Tax Fees

Aggregate fees billed to the Company by KPMG LLP during 2007 and 2006 for professional services rendered in connection with tax compliance, tax advice and tax planning totaled $20,645 and $24,232, respectively.

All Other Fees

There were no other fees billed to the Company by KPMG LLP in 2007 and 2006.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy regarding pre-approval of non-audit services performed by the independent registered public accounting firm. The Audit Committee’s pre-approval policy prohibits engaging the independent auditor to perform the following services:

•	bookkeeping or other services relating to the accounting records or financial statements,
•	financial information systems design and implementation,
•	appraisal and valuation services, fairness opinions or contribution-in-kind reports,
•	actuarial services,
•	internal audit outsourcing services,
•	management functions,
•	human resource services,
•	broker-dealer, investment advisor or investment banking services,
•	legal services, and
•	expert services unrelated to the audit.

The policy requires the pre-approval of the Audit Committee for all audit services, audit-related services, tax services and other services performed by the independent registered public accounting firm. The policy contains lists of the above categories of services that the Audit Committee has pre-approved, subject to an annual aggregate dollar limit for each category. Any proposed services exceeding these limits require specific pre-approval by the Audit Committee. Services not listed in one of the above categories require specific pre-approval from the Audit Committee.

The policy permits the Audit Committee to delegate pre-approval authority to one or more members of the Audit Committee, provided that the member or members report to the entire Audit Committee pre-approval actions taken since the last Audit Committee meeting. The policy expressly prohibits delegation of pre-approval authority to management. In 2007, 100% of all services provided by our principal accountant were pre-approved by the Audit Committee or one or more of its members.

Our Board of Directors recommends a vote FORthe ratification of the appointment of KPMG LLP as our independent registered public accountants.

EXECUTIVE OFFICERS OF THE COMPANY

The following individuals served as our executive officers as of December 31, 2007:

Name	Age	Position

Jack E. Stover	55	President, Chief Executive Officer and Director

Robert F. Apple	41	Senior Vice President and Chief Financial Officer

Dario Carrara, Ph.D.	44	Senior Vice President and Managing Director - Pharmaceutical Group

Peter Sadowski, Ph.D.	60	Vice President – Parenteral (Devices) Group

Jack E. Stover, is Antares Pharma’s President, Chief Executive Officer and a Director. Please see Mr. Stover’s biographical information set forth in the Election of Directors section in this proxy.

Robert F. Apple joined the Company in February 2006 as Senior Vice President, Chief Financial Officer and Corporate Secretary. Prior to joining the Company, Mr. Apple served as Chief Operating and Financial Officer at InKine Pharmaceutical Company, Inc. from 2003 to 2005, and Chief Financial Officer from 1997 to 2002. From 1995 to 1997, Mr. Apple was employed by Genaera Corporation, Inc., a biotechnology company, where he held the position of Corporate Controller. From May 1994 until July 1995, Mr. Apple was employed by Liberty Technologies, Inc. as Corporate Controller. Prior to May 1994, Mr. Apple held various positions of increasing responsibility at Arthur Andersen & Company LLP. He holds a B.A. degree in accounting from Temple University and is a CPA.

Dario Carrara, Ph.D. is currently Senior Vice President and Managing Director – Pharmaceutical Group, located in Basel, Switzerland. He served as General Manager of Permatec’s Argentinean subsidiary from 1995 until its liquidation in 2000. Prior to joining Permatec, between 1986 and 1995, Dr. Carrara worked as Pharmaceutical Technology Manager for Laboratorios Beta, a pharmaceutical laboratory in Argentina that ranks among the top ten pharmaceutical companies in Argentina. Dr. Carrara has extensive experience in developing transdermal drug delivery devices. He earned a double degree in Pharmacy and Biochemistry, as well as a Ph.D. in Pharmaceutical Technology from the University of Buenos Aires.

Peter Sadowski, Ph.D. is currently Vice President – Parenteral (Devices) Group, located in Minneapolis, Minnesota. He joined the Company in March 1994 as Vice President, Product Development. He was promoted to Executive Vice President and Chief Technology Officer in 1999. From October 1992 to February 1994, Dr. Sadowski served as Manager, Product Development for GalaGen, Inc., a biopharmaceutical company. From 1988 to 1992, he was Vice President, Research and Development for American Biosystems, Inc., a medical device company. Dr. Sadowski holds a Ph.D. in microbiology from the University of Minnesota.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Agreement with Mr.  Jack E. Stover. Jack E. Stover was appointed President and Chief Operating Officer on July 22, 2004, and appointed Chief Executive Officer on September 1, 2004. We recently amended and restated Mr. Stover’s former employment agreement dated July 22, 2004 to (i) reaffirm Mr. Stover’s appointment to the position of Chief Executive Officer, (ii) comply with section 409A of the Internal Revenue Code and (iii) make certain other desired changes. Mr. Stover’s amended employment agreement became effective on March 11, 2008 and is more fully described on the Form 8-K filed March 12, 2008. The amended employment agreement supersedes and replaces the prior agreement in its entirety. The amended employment agreement provides for a base salary of $385,000 per year, which will be subject to increase (but not decrease) based on Mr. Stover’s and our performance, as determined by the Compensation Committee. The amended agreement also stipulates that Mr. Stover is eligible to receive a target annual bonus of up to 55% of base salary upon attainment of certain pre-set performance goals, as determined and approved by the Compensation Committee. The terms of the amended employment agreement with Mr. Stover include the issuance of a stock option to purchase 50,000 shares of common stock at an exercise price equal to the closing price of a share of our common stock on the date of grant, and vesting over three years at the rate of 33-1/3% each year beginning on the first anniversary of the date of grant. In addition, Mr. Stover can earn up to an additional 550,000 shares of common stock as performance stock bonuses upon the occurrence of various triggering events. Pursuant to the amended agreement, Mr. Stover acknowledges and agrees that as of March 11, 2008, Mr. Stover’s eligibility to receive the performance stock bonuses supersedes and replaces his right to receive certain additional equity grants under his prior agreement, Mr. Stover will have no further rights to receive the stretch equity grant as described in his prior agreement, and Mr. Stover has earned zero (0) shares with respect to the stretch equity grant. Mr. Stover is also eligible to participate in any other equity compensation plans established by the Company for members of management. Mr. Stover’s amended employment agreement is for three years and automatically renews for successive one-year periods unless notice is given by the Company at least 90 days prior to the end of a renewal period. The amended employment agreement provides Mr. Stover with severance in the event that he is terminated by us without cause or resigns with good reason equal to twelve months of base pay (or 24 months of base pay if Mr. Stover is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds a targeted amount), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Mr. Stover was employed by us in the year of his termination), and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA. Mr. Stover is entitled to the same severance payments and benefits in the event of his death or termination of employment on account of disability. Mr. Stover will also receive the same benefits if he voluntarily resigns without good reason shortly after a change of control or a specified transition period following a change of control. Further, during the term of Mr. Stover’s employment with the Company, and for the one-year period after Mr. Stover’s termination of employment, Mr. Stover cannot (i) compete against the Company, (ii) solicit in any way the customers of the Company; or (iii) recruit in any way the employees of the Company.

Employment Agreement with Mr.  Robert F. Apple. Mr. Apple was appointed Senior Vice President and Chief Financial Officer on February 9, 2006. The employment agreement provides for a base salary of $250,000. In addition, Mr. Apple was granted a stock option to purchase 250,000 shares of our common stock that vests pro rata on the last day of each month over 48 months commencing upon employment. Also, Mr. Apple was granted a stock option to purchase an additional 150,000 shares of our common stock, the vesting of which was based upon the achievement of certain performance milestones. As further discussed under the section “Long-Term Incentives – Equity Compensation,” the Compensation Committee determined that these performance milestones were met in 2006 and the stock option to purchase 150,000 shares of our common stock became fully vested in 2006. The agreement also stipulates that Mr. Apple is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined and approved by the Compensation Committee and is also eligible for additional bonuses and up to an additional 250,000 shares of our common stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Mr. Apple’s agreement is for two years and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Mr. Apple with severance in the event that his employment is terminated by us without cause or by him for good reason equal to twelve months of base pay and continued participation in the Company’s group medical and dental plans for the corresponding period through COBRA.

Employment Agreement with Dr.  Dario Carrara. Dr. Carrara entered into an employment agreement dated October 13, 2006. Dr. Carrara is a citizen of Argentina and, accordingly, is considered a foreign service employee for Swiss employment purposes. The employment agreement provides for a base salary of 305,000 Swiss Francs, or approximately $269,221 using the exchange rate at December 31, 2007, of 1.1329. In addition, Dr. Carrara is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the CEO and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Carrara also receives an expense account allowance, two family trips per year to his home country, international school costs for his children, family housing cost in Switzerland, child care expenses and a tax return allowance. Dr. Carrara is also eligible to receive up to 280,000 shares of our common stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Carrara’s agreement is for an indeterminate period of time and either party may terminate the agreement by providing written notice six months in advance of termination. The employment agreement provides Dr. Carrara with severance in the event that his employment is terminated by us without cause equal to six months of base pay. If Dr. Carrara’s employment is terminated due to a change of control he is then entitled to six months pay and payment of health and dental benefits.

Employment Agreement with Dr.  Peter Sadowski. Dr. Sadowski entered into an employment agreement dated October 13, 2006. The employment agreement provides for a base salary of $186,000. In addition, Dr. Sadowski is eligible to receive a target annual bonus of at least 20% up to a maximum of 35% of base salary upon attainment of certain pre-set performance goals as determined by the CEO and approved by the Compensation Committee, but is subject to reduction under certain conditions. Dr. Sadowski is also eligible for up to 175,000 shares of restricted stock, upon the achievement of certain performance-based criteria. In addition, the employment agreement contains a covenant not to compete and a covenant with respect to nonsolicitation and noninterference with customers, suppliers or employees. Dr. Sadowski’s agreement is for one year and automatically renews for consecutive one-year periods unless one of the parties delivers 60 days prior written notice of non-renewal. The employment agreement provides Dr. Sadowski with severance in the event that his employment is terminated by us without cause equal to six months of base pay and reimbursement of COBRA costs for the six month period.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

In this Compensation Discussion and Analysis, we address the compensation paid or awarded to the individuals listed in the Summary Compensation Table that immediately follows this discussion. We sometimes refer to these individuals as our “named executive officers.”

The principal components of 2007 compensation that we paid to the named executive officers to meet these objectives are as follows:

Type of Compensation	Objectives Addressed
Salary	Competitive Compensation
Annual Incentive Compensation	Pay for Performance Competitive Compensation
Stock Options	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives
Stock Awards	Pay for Performance Stakeholder Incentives Competitive Compensation Retention Incentives

In addition, as described below, certain named executive officers have employment agreements that provide severance and change of control benefits, principally as a retention incentive.

Determination of Competitive Compensation

In assessing competitive compensation for 2007, our Compensation Committee engaged Buck Consultants, independent compensation consultants, to provide an executive compensation review of our overall executive compensation against that provided by our peer group. To assess compensation levels, Buck Consultants, in collaboration with our senior management and the Chairman of the Compensation Committee, identified a comparator group of the 14 peer companies listed below. This group of comparator companies was developed based on the comparator companies of the executive compensation analysis done in 2005, modified by removing and adding several companies. The new comparator group was selected for the following key comparator factors: our competitors, primary area of business is drug delivery methods and technologies within specialty pharmaceuticals, revenue size, number of employees and market capitalization. In general, the comparator group consists of companies one-half to two times our size. In addition, in the comparator group, our revenues are in the 50th percentile, our market capitalization is in the 30th percentile and our number of full time employees is in the 15th percentile. The comparator companies consisted of the following:

• Aradigm Corporation • Acusphere Inc. • BioSante Pharmaceuticals, Inc. • Columbia Laboratories • DepoMed, Inc.	• Epicept Corp. • Insite Vision Inc. • Inovio Biomedical Corp. • Javelin Pharmaceuticals, Inc. • NexMed, Inc.	• Novavax, Inc. • Penwest Pharmaceuticals • Pharmos Corporation • Spectrum Pharmaceuticals, Inc.

The review conducted by Buck Consultants determined that the base salaries and total target cash compensation (base salary plus target bonus) for our executive group is generally in line with the market median (plus or minus 15%) based on the comparator group of companies, except for one executive, whose base salary and target bonus amount appear to be below the market median. However, because there is no direct comparison in the comparator group for his position with us, the Compensation Committee, in consultation with Mr. Stover, determined that given the executive’s role and responsibilities, his base salary and target bonus opportunity are set appropriately.

Total direct compensation taking into account the 2007 option grants and one-half of the number of shares our named executive officers are eligible to earn under the performance stock bonus awards made to them in October 2007, places all of our names executive officers in line with market competitive ranges (plus or minus 15%) and places Dr. Carrara in the 75th percentile.

Ownership percentages, inclusive of the number of shares our named executive officers are eligible to earn under the performance stock bonus awards made to them in October 2007, are generally at competitive levels.

Based on our review of the study conducted by Buck Consultants, our compensation objectives and philosophy and the recommendations made by Buck Consultants, we determined that overall compensation, including base salary, annual incentive target payout and long term incentives, should be targeted at a level that approximates the 50th percentile of our peer group. The Compensation Committee has from time to time made and will continue to make, determinations that represent a departure from this general guideline. Moreover, a significant portion of our compensation is performance-based, and, as a result if performance targets are achieved, actual cash compensation paid to our named executive officers may vary considerably from that paid to executives in our peer group. In addition, as explained in more detail below, our long-term incentive compensation continues to be based primarily on stock options, coupled with performance stock awards.

Each named executive officer has an employment agreement with us that includes base salary and annual and long term incentives as described in this Compensation Discussion and Analysis. We renegotiated the terms of Mr. Stover’s agreement effective as of March 11, 2008. Further details regarding the terms of these agreements, including the terms of Mr. Stover’s agreement as amended and restated, are described below.

Role of Executive Officers in Determining Executive Compensation for Named Executive Officers.

The Compensation Committee has established an annual performance review program for our executives pursuant to which annual corporate and individual performance goals are determined and communicated in writing to each executive at the beginning of each calendar year. For executives other than the Chief Executive Officer, individual goals are proposed by the Chief Executive Officer. The Chief Executive Officer’s goals are approved by the Compensation Committee. Each executive’s evaluation begins with a written self-assessment which is submitted to the Chief Executive Officer. The Chief Executive Officer then prepares a written evaluation based on the executive’s self-assessment and the Chief Executive Officer’s own evaluation. This process leads to a recommendation by the Chief Executive Officer for annual executive salary increases and bonuses, if any, which is then reviewed and approved by the Compensation Committee. In the case of the Chief Executive Officer, his individual performance evaluation is conducted by the Compensation Committee, which determines his compensation changes and awards. For all executives, annual base salary increases and annual bonuses, to the extent granted, are implemented during the first calendar quarter of the year but before March 15. In connection with 2007 compensation, Mr. Stover, aided by Buck Consultants, provided statistical data and recommendations to the Compensation Committee to assist it in determining compensation levels. Mr. Stover did not make recommendations as to his own compensation. While the Compensation Committee utilized this information, and valued Mr. Stover’s observations with regard to other executive officers, the ultimate decisions regarding executive compensation were made by the Compensation Committee.

Salaries

Based on the executive compensation review conducted by Buck Consultants, we referenced the salary practices of our peer group in determining executive salaries. Specifically, we compared the salary of each named executive officer to that of his counterpart in our peer group based on the data provided by Buck Consultants. We targeted base salaries to be within 10 percentage points (plus or minus) of the median base salary paid by our peer group. The Committee awarded increases in base salary to reflect the increase in the cost of living, as well as an additional merit increase for certain executives that addressed individual performance for 2007 and internal pay equity considerations. The Compensation Committee awarded the following salary increases in January 2008, with the belief that more emphasis should be placed on the annual incentive portion of an executive’s competitive compensation.

Name	Percentage Base Salary Increase	Base Salary After Increase
Mr. Jack E. Stover	7.5%	$385,000
Mr. Robert F. Apple	7.0%	$278,200
Dr. Dario Carrara	5.0%	CHF 320,250
Dr. Peter Sadowski	7.0%	$208,650

Annual Incentive Awards

Our principal objective in providing incentive compensation is to provide pay for performance. While we target our opportunities for incentive compensation opportunity to be comparable to the median level of our peer group, this guideline is based on target award levels, and actual payouts to the named executive officers can vary significantly based on actual performance.

We set target award levels for our executives based on a percentage of their base salary. In 2007, we increased the percentage for some executives (not for named executive officers) based on the executive compensation review conducted by Buck Consultants. We felt that this change would enhance the commitment of the affected executives towards achievement of our performance targets. The applicable percentages for 2007 are set forth in the table on page 27. The Compensation Committee reviewed and approved performance goals for each of the executives at its January 2007 meeting. The Compensation Committee determined at its January 2008 meeting whether and to what extent the applicable performance goals were achieved and approved the specific bonus amounts to be paid to each named executive officer. For executives other than the Chief Executive Officer, the Compensation Committee took into account the recommendations of the Chief Executive Officer.

Mr. Stover has overall responsibility for the organization and progress made. Mr. Stover had eleven goals in 2007 divided over the following four categories and weighted as follows: Build Organizational Effectiveness (25%), External Representation (25%), Financial Performance 25% and Vision and Leadership (25%). He achieved 100% of six of the goals. Four of the goals accomplished related to building the organization, adding new independent investment banking research firms, achieving financing and strategic contract goals and achieving goals relating to completion of the strategic planning process and adding a strategic customer partner. Other goals related to products and business development were partially achieved in the range of 45% to 75% of target.

For 2007, Mr. Stover’s bonus range was 30% to 45% of his base salary. In January 2008, the Compensation Committee determined that a bonus of 93% of his maximum potential award was appropriate given Mr. Stover’s overall performance and taking into account the relevant weightings. In connection with the renegotiation of Mr. Stover’s employment agreement, Mr. Stover’s maximum target bonus opportunity for 2008 and future years has been increased to 55% of base salary.

Mr. Apple had 14 goals in 2007 divided over the following four categories and weighted as follows: Expand Financial Controls (25%), Improve Financial Health (25%), Providing Administration and Support of CEO (25%) and Personal Growth (25%). He achieved 100% of eight goals. One goal relating to certain revenue targets was 85% achieved. One goal relating to certain compliance requirements was delayed, given that the compliance deadline was delayed. Certain goals relating to administration and CEO support were 20% to 50% achieved. Mr. Apple’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Mr. Stover, determined that a bonus of 71% of his maximum potential award was determined appropriate.

Dr. Carrara had 12 goals to accomplish in 2007 divided over the following four categories and weighted as follows: Development of Existing Products (40%), Development of Pipeline Phase I (30%), Business Development Success and Revenues (20%) and Personal Growth (10%). He achieved 100% of three goals. Five goals related to product development were partially achieved in the range of 20% to 75%. Certain near term business development and revenue goals were also partially complete in the range of 20% to 69%. In addition to the above goals, Dr. Carrara also aggressively moved the Company’s next proprietary product significantly forward toward commercialization. Dr. Carrara’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Mr. Stover, determined that a bonus of 65% of his maximum potential award was appropriate.

Dr. Sadowski had 17 goals for 2007 divided over the following four categories and weighted as follows: Development of Existing Products (50%), Further Pipeline Development (20%), Business Development Success and Revenues (20%) and Personal Growth (10%). Four goals were 100% complete. Six goals related to existing product development were more heavily weighted, of which one was 100% complete and the remaining six were between 15% and 90% complete. Certain goals relating to pipeline development were also partially complete in the range of 15% to 75%. Three goals relating to revenues and strategic contracts were 25% to 100% complete. Dr. Sadowski’s bonus range is 20% to 35% of his base salary. Based on his performance and taking into account the relevant weightings, the Compensation Committee, in consultation with Mr. Stover, determined a bonus of 68% of his maximum potential award was determined appropriate.

Based on the applicable performance ratings described above, payments to the named executive officers were as follows:

Name	Performance Measure	Percentage of Salary Payable at Target Award Level	Actual 2007 Bonus Award	Actual Award as Percentage of Maximum Target Award Opportunity
Mr. Jack E. Stover	Corporate Discretionary	30%-45%	42% of base salary	93%

Mr. Robert F. Apple	Corporate Discretionary	20%-35%	25% of base salary	71%

Dr. Dario Carrara	Corporate Discretionary	20%-35%	23% of base salary	65%

Dr. Peter Sadowski	Corporate Discretionary	20%-35%	24% of base salary	68%

In accordance with applicable SEC regulations, the award payments appear in the “Bonus” column of the Summary Compensation Table.

Long-Term Incentives – Equity Compensation

Stock Options

We generally seek to position long-term incentive awards for the named executive officers to be approximately equivalent to the median level of our peer group. We utilize stock options as our principal form of long-term compensation. Our stock options:

•	have a 10 year term (except for options granted to Swiss employees which have an eleven year term),

•	typically vest as to the underlying shares as follows: 33 1/3% annually in 8.33% installments each calendar quarter until the underlying shares are fully vested and

•

have an exercise price equal to 100% of the fair market value per share on the date of grant, which we determine based on the closing price as reported on the American Stock Exchange on the date of grant.

We believe that stock options provide a strong incentive to increase stockholder value, because the value of the options is entirely dependent on the increase in the market price of our common stock following the date of grant.

Under our long-term incentive program, we grant options to each of our named executive officers on an annual basis. The size of the option grants is based on the executive’s performance over the preceding calendar year and competitive data provided by compensation consultants. Previously, we granted options in January of each calendar year, but in 2007, the Compensation Committee determined to change the time during which option grants were made to the date of the annual meeting. Accordingly, for 2007, stock options were granted in January 2007 pursuant to the Compensation Committee’s previous practice and then again in May 2007 to transition to the new practice.

The size of option grants in 2007 to our named executive officers was increased compared to 2006 for executives based on the Buck Consultants study indicating that the total long-term incentive opportunity for our executive officers was below the median of our comparator group.

The Compensation Committee awarded the following stock options to each of our named executive officers in January 2007 based on their 2006 performance, their potential to add value to the Company in the future, and on the competitive data provided by Buck Consultants:

Name of Executive	Number of Shares Underlying Option Grant
Mr. Jack E. Stover	120,000
Mr. Robert F. Apple	60,000
Dr. Dario Carrara	60,000
Dr. Peter Sadowski	60,000

The Compensation Committee then awarded the following stock options to each of our named executive officers in May 2007 based on their 2007 performance to date, their potential to add value to the Company in the future, and on the competitive data provided by Buck Consultants:

Name of Executive	Number of Shares Underlying Option Grant
Mr. Jack E. Stover	100,000
Mr. Robert F. Apple	40,000
Dr. Dario Carrara	40,000
Dr. Peter Sadowski	30,000

The number of shares underlying options granted to the named executive officers in January and May 2007 are set forth on page 33 under the caption “Grants of Plan Based Awards – 2007” table under the column heading, “All Other Option Awards: Number of Securities Underlying Options.” For additional information regarding stock option terms, see the narrative accompanying the Grants of Plan Based Awards table. The dollar amount shown in the Summary Compensation Table generally reflects the dollar amount recognized for financial statement purposes. Therefore, it includes amounts with respect to only a portion of the options granted in 2007, while also including amounts from earlier option grants. See the footnotes to the Summary Compensation Table for further information.

Stock Awards

During 2007, the Compensation Committee engaged Mercer Consulting to advise regarding certain considered changes in the structure of our long-term compensation. Based on the recommendations of Mercer Consulting, the Committee determined to utilize stock awards in addition to stock options for purposes of long-term compensation. The Compensation Committee determined that it would grant shares of our common stock based on achievement of performance targets set by the Compensation Committee. Mr. Stover and Mr. Apple had already been eligible to receive shares of our common stock based on the achievement of preestablished performance targets pursuant to the terms of their employment agreements.

Dr. Carrara and Dr. Sadowski are also eligible to receive awards of common stock under the terms of their new or amended employment agreements; however, no performance targets had been set for them. In October 2007, the Compensation Committee approved the performance targets for Dr. Carrara and Dr. Sadowski and added certain additional goals for Mr. Apple. The Compensation Committee deferred setting goals for Mr. Stover at that time until the renegotiation of his employment agreement was finalized. After the performance goals were established by the Compensation Committee, the goals were then communicated to the respective executive officer. In connection with the renegotiation of Mr. Stover’s employment contract, in March 2008 the Compensation Committee approved a performance stock bonus agreement for Mr. Stover pursuant to which certain performance goals previously set forth in his employment agreement were eliminated and new goals established.

The following table summarizes the number of shares that may be earned by the executive officers upon the attainment of performance goals as established by the Compensation Committee. The shares are not granted until the performance goal is met.

Name of Executive	Number of Shares That May Be Awarded	Performance Goals
Mr. Jack E. Stover	550,000	Divided among 6 categories with approximately equal weighting

Mr. Robert F. Apple	250,000	Spread evenly over 11 performance goals

Dr. Dario Carrara	280,000	Spread evenly over 14 performance goals

Dr. Peter Sadowski	175,000	Spread evenly over 14 performance goals

Mr. Stover’s performance goals fall into six categories. Within the categories there are an aggregate of 15 goals which include annual revenue targets, profitability over an established time period and market capitalization targets or M&A activity at established capitalization minimums, as well as product and device approvals.

Mr. Apple’s 11 performance goals include annual revenue targets above a certain threshold, cash flow targets, financing targets, development deal targets, internal department goals and market capitalization goals. Two of Mr. Apple’s goals have been achieved, as described below.

Dr. Carrara’s 14 goals include attainment of certain revenue goals for the Pharma division, acceptance and approval by applicable government agencies of products, revenue targets with respect to certain products and achieving certain strategic partnerships relating to products.

Dr. Sadowski’s 14 performance goals include annual revenue targets, product and device approvals, revenue targets with respect to certain products and devices and product launch targets.

The officers may achieve the goals at any time prior to December 31, 2010. Prior to December 31 of each year prior to December 31, 2010, the Compensation Committee will evaluate the whether any of the performance criteria have been met, and if the Compensation Committee determines that the performance criteria have been met, the Compensation Committee will certify the results in writing prior to December 31 and the shares will be awarded on or after December 31 of the year for which the performance goal was achieved but not later than March 15 of the calendar year following the calendar year for which the goal was achieved. Additionally, if the Compensation Committee determines that a performance condition is no longer viable or of value based on changes in the strategic direction of the Company, the Compensation Committee shall have the discretion to waive or modify the performance criteria to more relevant criteria.

The Compensation Committee approves all grants of stock options and stock awards. In general, the Compensation Committee makes annual grants of stock options. The Compensation Committee may also make off cycle grants for newly hired or newly promoted officers, and otherwise makes other grants only in special circumstances. The Compensation Committee makes stock awards upon the attainment of the applicable performance objectives.

In May 2007, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of our common stock as a result of the consummation of a non-dilutive financing of $5 million to $10 million. This goal was carried over from Mr. Apple’s employment agreement into Mr. Apple’s performance stock bonus agreement awarded in October 2007 and counts toward the 250,000 shares of our common stock Mr. Apple is eligible to receive in the aggregate under the terms of the performance stock bonus agreement.

In January 2008, after evaluation by the Compensation Committee, Mr. Apple was awarded 22,727 shares of our common stock as a result of the consummation of an additional equity financing in excess of $10 million.

We do not backdate grants of stock options or stock, nor do we time grants to coincide with the release of material non-public information about us.We believe that our grant practices are appropriate and minimize questions regarding “timing” of grants in anticipation of material events, since grants become effective in accordance with standard grant procedures.

Perquisites

We do not have programs for providing personal benefit perquisites to executive officers, such as separate parking or dining facilities, except with respect to certain benefits provided to Dr. Carrara.

Under Dr. Carrara’s employment agreement, since he is a citizen of Argentina living in Switzerland, we provide Dr. Carrara with an extra month of salary, 10,000 Swiss francs as a flat expense reimbursement, 7,200 Swiss francs per year for child care expenses, 3,000 Swiss francs per month for a housing allowance. We also reimburse Dr. Carrara for the cost of a life insurance policy in the amount of 318 Swiss francs per month, the cost of having his tax return completed by a professional accounting firm up to 2,500 Swiss francs, and provide Dr. Carrara with an annual car allowance not to exceed 28,500 Swiss francs. Finally, we pay the annual school allowance for the international school of the three children of the employee in the amount of 74,400 Swiss francs per year and pay the costs of two round trips from Switzerland to Buenos Aires per year up to 18,500 Swiss francs. The total cost of the above perquisites for 2007 in U.S. dollars was $159,694.

Under Mr. Stover’s, Mr. Apple’s and Dr. Sadowski’s employment agreements, we provide each executive with a car allowance of $1,100 per month (effective March 11, 2008), $650 per month and $750 per month, respectively.

Broad-Based Programs

Our executive officers participate in our broad-based health plan and 401(k) savings plan. There is no mandatory matching provided by the Company during the year. Annually, the Compensation Committee determines if a discretionary match is to be made based on the performance and financial position of the Company. Under the 401(k) plan, we matched employee contributions at the rate of 50% for each dollar contributed up to the maximum dollar amount that may be deferred under the 401(k) plan for 2007, excluding the age fifty or over catch up contribution. The matching contributions vest based on a three-year vesting schedule. Employees can designate the investment of their 401(k) accounts from among a broad range of mutual funds. We do not allow investment in employer stock through the 401(k) plan.

STOCK OWNERSHIP GUIDELINES

We do not have stock ownership guidelines or holding requirements.

ONGOING AND POST-EMPLOYMENT COMPENSATION

We have entered into employment agreements with our named executive officers that provide special benefits upon certain types of termination events. These agreements were designed to be part of a competitive compensation package. The description of these agreements below does not include plans that are available generally to our salaried employees and provide for the same method of allocation of benefits for management and non-management employees.

Employment Agreements

The employment agreements for Mr. Stover, Mr. Apple, Dr. Carrara, and Dr. Sadowski provide for certain severance payments and other benefits if we terminate such named executive officer’s employment without cause, or with respect to Mr. Stover’s and Mr. Apple’s agreements only, if the executive officer terminates employment for “good reason,” in each case, without regard to whether the termination occurs in the context of a change of control. Depending on the value of the change of control transaction, Mr. Stover will be entitled to an enhanced severance payment. In addition, in the event of a change of control, Mr. Stover and Mr. Apple become entitled to accelerated vesting with respect to certain of their equity grants. Payments and benefits will be provided to the executive under the agreement without regard to any excise tax under Section 4999 of the Internal Revenue Code; provided that if reduction or elimination of a payment or benefit would result in a greater after-tax benefit to the executive as determined by our independent accountants, then the payments and benefits to the executive will be so reduced.

See “Potential Payments Upon Termination or Change of Control” for further information regarding benefits under the employment agreements.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code limits to $1 million the deductibility for federal income tax purposes of annual compensation paid by a publicly held company to its chief executive officer and its four other highest paid executives, unless certain conditions are met. To the extent feasible, we structure executive compensation to preserve deductibility for federal income tax purposes. In this regard, our stock option plans are designed to preserve, to the extent otherwise available, the deductibility of income realized upon the exercise of stock options. Nevertheless, we retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of our Company.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Anton G. Gueth (Chair)

Dr. Rajesh C. Shrotriya

Dr. Leonard S. Jacob

Members of the Compensation Committee

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table provides information regarding the compensation for 2007 and 2006 of our named executive officers.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Other Annual Compensation (4)	Total
Mr. Jack E. Stover	2007	$358,000	$150,000	$22,857	$297,536	$17,100	$845,493
Chief Executive Officer	2006	344,000	139,000	56,810	199,683	17,100	756,593

Mr. Robert F. Apple	2007	260,000	64,740	50,400	115,788	15,300	506,228
Chief Financial Officer	2006	223,558	55,000	-	271,025	14,473	564,056

Dr. Dario Carrara, (5)	2007	269,220	63,218	-	141,123	159,694	633,255
Managing Director,	2006	250,103	60,000	-	73,371	132,061	515,535
Pharmaceutical Group

Dr. Peter Sadowski	2007	195,000	46,215	-	79,933	16,500	337,648
Vice President, Devices	2006	186,000	35,000	-	43,990	16,500	281,490
Group

(1)	The 2007 bonus includes bonuses to be paid in 2008 as part of the 2007 compensation package.
(2)

The amounts shown for stock awards relate to shares granted under our 2006 Equity Incentive Plan. These amounts are equal to the dollar amounts recognized in 2007 with respect to the stock award for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 7 to our consolidated financial statements. For information regarding the number of shares subject to 2007 award, other features of the award and the grant date fair value of the award, see the Grants of Plan-Based Awards Table on page 33.

(3)

The amounts shown for option awards relate to option awards granted under our 2001 Stock Option Plan and our 2006 Equity Incentive Plan. These amounts are equal to the dollar amounts recognized in 2007 with respect to the option awards for financial statement purposes, computed in accordance with SFAS 123(R), but without giving effect to estimated forfeitures. The assumptions used in determining the amounts in this column are set forth in note 7 to our consolidated financial statements. For information regarding the number of shares subject to 2007 awards, other features of those awards, and the grant date fair value of the awards, see the Grants of Plan-Based Awards Table on page 33.

(4)

Other Annual Compensation for Dr. Carrara represents foreign employee allowances including housing, auto, tuition for dependents and home country travel expenses. The amounts for all other executive officers include the value of discretionary matching contributions under the 401(k) plan and the value of auto allowances.

(5)	Compensation for Dr. Carrara was in Swiss Francs and has been converted to U.S. dollars at the Swiss Francs per U.S. dollar exchange rate of 1.1329 at December 31, 2007.

GRANTS OF PLAN-BASED AWARDS – 2007

The following table provides details regarding plan-based awards granted to the named executive officers in 2007.

		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of	Grant Date Fair Value of Stock and
Name	Grant Date	Threshold (#)	Target (#) (1)	Maximum (#)	Options (#) (2)	Option Awards ($/Sh)	Option Awards (3)
Mr. Jack E. Stover	1/16/07				120,000	$1.23	$118,440
	5/10/07				100,000	1.65	131,750

Mr. Robert F. Apple (4)	1/16/07				60,000	1.23	59,220
	5/10/07				40,000	1.65	52,700

Dr. Dario Carrara	1/16/07				60,000	1.23	59,220
	5/10/07				40,000	1.65	52,700
	10/01/07		280,000				-

Dr. Peter Sadowski	1/16/07				60,000	1.23	59,220
	5/10/07				30,000	1.65	39,525
	10/01/07		175,000				-

(1)

The awards constitute potential shares which can be earned by meeting defined performance goals under our 2006 Equity Incentive Plan. Although the terms of the awards were defined in 2007, there are not enough shares available in the plan to cover the awards if earned and no expense was recognized in connection with these shares.

(2)

The option awards were granted under our 2001 Incentive Stock Option Plan for Employees and our 2006 Equity Incentive Plan. Option awards generally vest over three years, becoming exercisable as to 8.33% of the underlying shares quarterly following the date of grant. Option awards generally become fully exercisable in the event of the grantee’s death, normal retirement or termination of employment in connection with a change of control.

(3)	The grant date fair value is computed in accordance with SFAS 123R.
(4)

Mr. Apple did not receive any new stock awards in 2007, but earned and was issued 45,454 shares (as shown in the table “Option Exercises and Stock Vested – 2007”) after achieving two defined triggering events described in the section “Long-Term Incentives – Equity Compensation.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END — 2007

The following table provides details regarding outstanding equity awards for the named executive officers at December 31, 2007.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (1)
Mr. Jack E. Stover	426,859	73,141	$0.7000	7/1/14	373,334	$365,867
	52,000	-	1.3200	12/28/14
	34,149	5,851	1.2100	1/24/15
	146,667	73,333	1.5100	1/24/16
	40,000	80,000	1.2300	1/15/17
	25,000	75,000	1.6500	5/9/17

Mr. Robert F. Apple	275,000	125,000	1.4300	2/9/16	204,546	200,455
	20,000	40,000	1.2300	1/15/17
	10,000	30,000	1.6500	5/9/17

Dr. Dario Carrara	60,000		4.5630	3/22/12	280,000	274,400
	7,500		4.5630	2/1/13
	125,000		1.7700	9/16/14
	80,000		1.3200	12/28/15
	60,000	30,000	1.5100	1/24/17
	33,333	46,667	1.2600	10/31/17
	20,000	40,000	1.2300	1/15/17
	10,000	30,000	1.6500	5/9/17

Dr. Peter Sadowski	3,000		1.5625	5/20/09	175,000	171,500
	30,000		1.5625	1/3/10
	50,000		4.5630	3/22/11
	7,500		4.5630	2/1/12
	125,000		1.7700	9/16/13
	60,500		1.3200	12/28/14
	33,333	16,667	1.5100	1/24/16
	20,000	40,000	1.2300	1/15/17
	7,500	22,500	1.6500	5/9/17

(1)	The dollar values are based on the closing price of our common stock on December 31, 2007 ($0.98).
(2)	The unearned shares are performance or market based awards which the Company is contractually obligated to grant when the performance criteria is met and therefore do not have a defined vesting date.

OPTION EXERCISES AND STOCK VESTED — 2007

The following table provides information regarding stock award vesting for the named executive officers in 2007. No options were exercised by the named executive officers in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Mr. Jack E. Stover	-	-	-	$-
Mr. Robert F. Apple	-	-	45,454	59,772
Dr. Dario Carrara	-	-	-	-
Dr. Peter Sadowski	-	-	-	-

(1)	The value realized on vesting is equal to the market price of the shares on the date vesting occurred.

PENSION BENEFITS - 2007

The Company does not provide pension benefits. The Company provides a discretionary match under the Company’s 401(k) plan to the participating employees’ accounts.

NONQUALIFIED DEFERRED COMPENSATION - 2007

The Company does not have nonqualified deferred compensation plans in which our named executive officers participate.

POTENTIAL PAYMENTS UPON TERMINATION OR

CHANGE OF CONTROL

In this section, we describe payments that may be made to our named executive officers upon several events of termination, including termination in connection with a change of control. The payment amounts discussed and in the table below reflect the payments that would have been due to the named executive officers had the termination or change of control event occurred on December 31, 2007. The information in this section does not include information relating to payments and benefits provided on a nondiscriminatory basis to salaried employees generally upon termination of employment.

Since Mr. Stover’s amended employment agreement (discussed above under the section “Certain Relationships and Related Transactions”) more accurately reflects the arrangement between Mr. Stover and us, the disclosure under this section refers to the terms of his amended employment agreement. Under his amended employment agreement, Mr. Stover is entitled to severance in the event of a termination without cause or for good reason both before and after a change of control equal to 12 months of base salary (or 24 months of base salary if Mr. Stover is terminated without cause or resigns for good reason during the one-year period following a change of control in which the transaction proceeds equals or exceeds $175 million), a pro-rated bonus payment for the year of termination based on actual performance and the number of days Mr. Stover was employed by us in the year of his termination, and continued health and dental benefits for 12 months. Mr. Stover is entitled to the same severance payments and benefits in the event of his death or a termination of his employment on account of his disability. Mr. Stover is also entitled to the same severance payments and benefits if he voluntarily resigns without good reason within 30 days after a change of control or remains employed for a specified transition period following a change of control and then resigns without good reason within 30 days after the transition period.

Potential payments to our other named executive officers upon termination vary, but typically their employment agreements include provisions for salary and health and dental insurance payments for either twelve months (for Mr. Apple) or six months (for Dr. Carrara and Dr. Sadowski) upon a termination without cause or upon termination without cause following a change of control. The employment agreement with Mr. Apple also includes severance payments upon termination for “good reason.”

Termination for “good reason” generally means a termination initiated by Mr. Stover or Mr. Apple in response to one or more of the following events: (1) a decrease in the base salary of the officer, (2) a decrease in the target annual bonus below a specified percentage, (3) a change in the designation of title, unless such change is to a higher title and level of responsibility, (4) a relocation of the principal business location, or (5) the Company’s failure to materially comply with the terms of the employment agreement.

Generally, a change of control under the employment agreements means: (1) the acquisition by any person of 50 percent or more of the Company’s then outstanding voting stock or voting securities; (2) a merger or consolidation as a result of which our stockholders do not own at least 50 percent of the value of our outstanding equity or combined voting power of our voting securities; or (3) a sale of all or substantially all of our assets occurs.

A named executive officer’s employment may be terminated for “cause,” which generally includes the following: (1) dishonesty, fraud or misrepresentation in connection with employment, (2) theft, misappropriation or embezzlement of the Company’s funds or resources, (3) conviction of or a plea of guilty in connection with any felony, crime involving fraud or misrepresentation, or any other crime, or (4) a breach by the officer of any material term of the employment agreement. In the event of termination for cause, the employment agreements generally require termination of all compensation as of the termination date, except as to amounts already earned.

Under our incentive compensation plans, outstanding stock options generally will fully vest upon a change of control. The value of the accelerated vesting benefit equals the number of shares as to which the stock options would vest on an accelerated basis upon the occurrence of the specified termination or change of control event, multiplied by the difference between the closing price per share of our Common Stock on December 31, 2007 and the exercise price per share for the affected options. Only Mr. Stover has stock options with an exercise price below the closing price per share at December 31, 2007. The value of his options that would vest upon a change of control is $22,820.

The employment agreement with Mr. Apple stipulates that upon a change of control the portion of Mr. Apple’s 250,000 performance shares that would have been issued upon the attainment of operational criteria shall be treated as fully earned and shall be granted to him. The portion that would have been issued upon the attainment of specific market-based criteria shall be issued if such market based criteria are attained as a result of the change of control. A total of 45,454 shares have been issued to Mr. Apple as a result of achievement of two goals (i.e., 22,727 shares in May 2007 as a result of consummation of a non-dilutive financing of $5 to $10 million, and an additional 22,727 shares in January 2008 as a result of consummation of an additional equity financing in excess of $10 million). The balance (i.e., 204,546 shares) will be earned upon a change of control as described above. At December 31, 2007, the market-based criteria would not have been met upon a change of control and therefore the 18,593 shares were given a value of zero for purposes of the change of control disclosures. The value of his shares that would be issued and vested upon a change of control on December 31, 2007 is $182,214.

The following table summarizes the amounts payable to each of the named executive officers based on the items described above with respect to each of the events set forth in the table.

	Before Change of Control		Upon Change of Control	After Change of Control			Death	Disability
	Without Cause	Good Reason	Equity Acceleration	Without Cause	Good Reason	Walk Right
J. Stover	$524,212	$524,212	$22,820	$547,032	$547,032	$547,032	$524,212	$524,212
R. Apple	278,000	278,000	182,214	460,214	460,214	-	-	-
D. Carrara	152,500	-	-	161,500	-	-	-	-
P. Sadowski	106,500	-	-	106,500	-	-	-	-

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning beneficial ownership of our Common Stock as of March 14, 2008, with respect to all persons known to be the beneficial owners of more than 5% of the outstanding shares of such stock, each of our directors, each of our named executive officers, and all of our directors and executive officers as a group.

Name	Shares Beneficially Owned (1)	Right to Acquire (1) (2)	Total	Percentage of Outstanding Shares
Dr. Jacques Gonella (3) (4)	9,383,221	4,343,476	13,726,697	19.0%
William Harris Investors, Inc. (5)	4,636,093	984,375	5,620,468	8.5%
Philip Korn (6)	3,316,983	-	3,316,983	5.1%
Thomas J. Garrity (4)	40,000	129,083	169,083	*
Anton G. Gueth (4)	43,000	154,453	197,453	*
Dr. Rajesh C. Shrotriya (4)	15,000	99,500	114,500	*
Dr. Paul K. Wotton (4)	20,000	87,500	107,500	*
Dr. Leonard Jacob (4)	20,000	61,762	81,762	*
Jack E. Stover (4)	216,666	805,195	1,021,861	1.4%
Robert F. Apple (4)	45,454	328,958	351,685	*
Dr. Dario Carrara (4)	-	380,000	380,000	*
Dr. Peter Sadowski (4)	-	313,500	313,500	*
All directors and executive officers as a group (10 persons)	9,760,614	6,703,427	16,464,041	22.8%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission, and includes generally voting power and/or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of March 14, 2008, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, the Company believes that the persons named in this table, based on information provided by such persons, have sole voting and investment power with respect to the shares of Common Stock indicated.

(2)	Shares of our common stock issuable upon the exercise of outstanding options and warrants.
(3)

Dr. Jacques Gonella owns controlling interest in Permatec Holding AG, which owns 2,900,000 shares of Common Stock. Therefore, he exercises voting and investment control for the entity and beneficially owns these shares of stock.

(4)	The director’s or officer’s address is Princeton Crossroads Corporate Center, 250 Phillips Boulevard, Suite 290, Ewing, NJ 08618.
(5)

Information relating to William Harris Investors, Inc., a registered investment advisor (“WHI”), is based solely on the Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008 by WHI. This Schedule 13G indicates that WHI has sole voting and dispositive power over these shares (including the shares underlying the warrants). The principal business address of WHI is 191 North Wacker Drive, Suite 1500, Chicago, Illinois 60606.

(6)

Information relating to Philip Korn is based solely on the Schedule 13G filed with the Securities and Exchange Commission on May 3, 2007 by Philip Korn, as amended. This Schedule 13G indicates that Philip Korn has (i) sole voting and dispositive power over 300,033 shares, (ii) shared voting power over 1,486,546 shares common stock, and (iii) shared dispositive power over 3,016,950 shares of common stock. The principal business address of Philip Korn is c/o Weiss Multi-Strategy Advisors LLC, One State Street, 20th Floor, Hartford, Connecticut 06103.

PERFORMANCE GRAPH

The graph below provides an indication of cumulative total stockholder returns (“Total Return”) for our company as compared with the Amex Composite Index and the Amex Biotechnology Stock Index weighted by market value at each measurement point. The graph covers the period beginning December 31, 2002, through December 31, 2007. The graph assumes $100 was invested in each of our company’s common stock, the Amex Composite Index and the Amex Biotechnology Stock Index on December 31, 2002 (based upon the closing price of each). Total Return assumes reinvestment of dividends.

	December 31, 2002	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007
Antares Pharma, Inc.	$ 100.00	$ 245.24	$ 321.43	$ 369.05	$ 285.71	$ 233.33

Amex Composite Index	100.00	142.36	173.99	213.38	249.45	292.29

Amex Biotechnology Stock Index	100.00	144.91	160.92	201.32	223.01	232.54

REPORT OF THE AUDIT COMMITTEE

The Audit Committee reviews our financial reporting process on behalf of the Board of Directors. The Audit Committee acts under a written charter that was first adopted and approved by our Board of Directors on June 12, 2000, and amended and restated numerous times, the last being January 16, 2007. A copy of the amended and restated charter is available on our website at www.antarespharma.com. In 2007, the Audit Committee consisted of Thomas J. Garrity (Chair), Anton G. Gueth and Dr. Paul K. Wotton. Management has the primary responsibility for the consolidated financial statements and the reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited consolidated financial statements to U.S. generally accepted accounting principles.

In this context, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements for 2007. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committee). In addition, the Audit Committee received from the independent certified public accountants the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and our management. The Audit Committee determined that the tax services provided to our company by our independent registered public accounting firm are compatible with the independent registered public accounting firm’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited consolidated financial statements be included in our company’s Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Thomas J. Garrity (Chair)
Anton G. Gueth
Dr. Paul K. Wotton
Members of the Audit Committee

OTHER MATTERS

Solicitation

We will bear the cost of preparing, assembling and mailing the proxy card and proxy statement to our stockholders in connection with this solicitation. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to the beneficial owners of stock, in which case they will be reimbursed by us for their expenses in doing so. Proxies are being solicited primarily by mail, but our officers and directors may solicit proxies personally by telephone or special letter, but such persons will not receive compensation from us for doing so.

The Company has engaged DF King & Co. to assist in soliciting proxies, for which it will pay a fee of $5,000 plus reasonable contact and distribution expenses.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten percent stockholders are also required by the SEC rules to furnish us with copies of all Section 16(a) reports they file.

Specific due dates for such reports have been established by the SEC and we are required to disclose in this Proxy Statement any failure to file reports by such dates. Based solely on a review of the copies of such reports received by us or by written representations from certain reporting persons, we believe that during the year ended December 31, 2007, all Section 16(a) filing requirements applicable to officers, directors and ten percent stockholders were met.

Advance Notice Provisions

Under our Bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting at the direction of our board of directors or by a stockholder of record entitled to vote who has delivered written notice to our Corporate Secretary and such notice is received not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting and such notice has complied with the information requirements in our Bylaws. In addition, any stockholder who wishes to submit a nomination to our Board must deliver written notice of the nomination within this time period and comply with the information requirements in our Bylaws relating to stockholder nominations. See “Corporate Governance – Director Nominations” for additional information about stockholder nominations. These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in our proxy statement as described below.

Stockholder Proposals

Stockholders interested in submitting a proposal for inclusion in the proxy statement for our 2009 Annual Meeting of Stockholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion in our proxy statement for our 2009 Annual Meeting of Stockholders, stockholder proposals must be prepared in accordance with the SEC’s proxy rules and received by our Corporate Secretary no later than December 11, 2008.

Other

Our Board of Directors do not intend to present at the Annual Meeting of Stockholders any matter not referred to above and does not presently know of any matters that may be presented to the stockholders meeting by others. However, if other matters come before the Annual Meeting of Stockholders, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their best judgment.

EXHIBIT A

ANTARES PHARMA, INC.

2008 EQUITY COMPENSATION PLAN

Effective as of the Effective Date (as set forth in Section 18(f)), the Antares Pharma, Inc. 2008 Equity Compensation Plan (the “Plan”) is hereby established as a successor to the 1993 Stock Option Plan (the “1993 Plan”), 1996 Stock Option Plan (the “1996 Plan”), Amended and Restated 2001 Stock Option Plan for Non-Employee Directors and Consultants (the “2001 Directors and Consultants Plan”), Amended and Restated 2001 Incentive Stock Option Plan for Employees (the “2001 Employees Plan”) and 2006 Equity Incentive Plan (the “2006 Plan”) (the 1993 Plan, 1996 Plan, 2001 Directors and Consultants Plan, 2001 Employees Plan and the 2006 Plan collectively, the “Prior Plans”). The Prior Plans are hereby merged with and into this Plan effective as of the Effective Date, and no additional grants shall be made thereafter under the Prior Plans. Outstanding grants under the Prior Plans shall continue in effect according to their terms as in effect before the Plan merger (subject to such amendments as the Committee (as defined below) determines, consistent with the Prior Plans, as applicable), and the shares with respect to outstanding grants under the Prior Plans shall be issued or transferred under this Plan.

The purpose of the Plan is to provide (i) employees of Antares Pharma, Inc. (the “Company”) and its subsidiaries, (ii) certain consultants and advisors who perform services for the Company or its subsidiaries and (iii) non-employee members of the Board of Directors of the Company with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock units and other stock-based awards. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders. The Plan shall be effective as of May 14, 2008, subject to approval by the stockholders of the Company.

Section 1.	Definitions

The following terms shall have the meanings set forth below for purposes of the Plan:

(a)	“Board ” shall mean the Board of Directors of the Company.

(b)           “ Cause” shall mean, except to the extent specified otherwise by the Committee, a finding by the Committee that the Grantee (i) has breached his or her employment or service contract with the Employer, (ii) has engaged in disloyalty to the Employer, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, (iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information, (iv) has breached any written non-competition, non-solicitation or confidentiality agreement between the Grantee and the Employer or (v) has engaged in such other behavior detrimental to the interests of the Employer as the Committee determines.

(c)	“Change of Control” shall be deemed to have occurred if:

(i)           Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors.

(ii)          The consummation of (A) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, or where the members of the Board, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (B) a sale or other disposition of all or substantially all of the assets of the Company, or (C) a liquidation or dissolution of the Company.

(d)	“Code ” shall mean the Internal Revenue Code of 1986, as amended.

(e)           “ Committee” shall mean the committee, consisting of members of the Board, designated by the Board to administer the Plan.

(f)	“Company ” shall mean Antares Pharma, Inc. and shall include its successors.
(g)	“Company Stock” shall mean common stock of the Company.

(h)           “ Disability” or “Disabled” shall mean a Grantee’s becoming disabled within the meaning of section 22(e)(3) of the Code, within the meaning of the Employer’s long-term disability plan applicable to the Grantee or as otherwise determined by the Committee.

(i)            “ Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Grant by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share fair market value (as determined by the Committee) of any dividend paid on its outstanding Company Stock in consideration other than cash.

(j)	“Employee ” shall mean an employee of the Company or a subsidiary of the Company.

(k)           “ Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor or member of the Board (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Stock Awards and Performance Units, a Grantee shall not be considered to have terminated employment or service until the Grantee ceases to be both an Employee, Key Advisor and member of the Board).

(l)	“Employer ” shall mean the Company and each of its subsidiaries.
(m)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(n)	“Exercise Price” shall mean the purchase price of Company Stock subject to an Option.
(o)	“Fair Market Value” shall mean:

(i)           If the Company Stock is publicly traded, then the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the last reported sale price thereof on the relevant date or (if there were no trades on that date) the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock on the relevant date, as reported by the OTC Bulletin Board or, if shares are not reported on the OTC Bulletin Board, as determined by the Committee through any reasonable valuation method authorized under the Code.

(ii)          If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be as determined by the Committee through any reasonable valuation method authorized under the Code.

(p)           “ Grant” shall mean a grant of Options, SARs, Stock Awards, Stock Units or Other Stock-Based Awards under the Plan.

(q)           “ Grant Instrument” shall mean the agreement that sets forth the terms of a Grant, including any amendments.

(r)            “ Grantee” shall mean an Employee, Key Advisor or Non-Employee Director who receives a Grant under the Plan.

(s)           “ Incentive Stock Option” shall mean an option to purchase Company Stock that is intended to meet the requirements of section 422 of the Code.

(t)	“Key Advisor” shall mean a consultant or advisor of an Employer
(u)	“Non-Employee Director” shall mean a member of the Board who is not an Employee.

(v)           “ Nonqualified Stock Option” shall mean an option to purchase Company Stock that is not intended to meet the requirements of section 422 of the Code.

(w)          “ Option” shall mean an Incentive Stock Option or Nonqualified Stock Option granted under the Plan.

(x)           “ Other Stock-Based Award” shall mean any Grant based on, measured by or payable in Company Stock, as described in Section 10.

(y)	“SAR ” shall mean a stock appreciation right with respect to a share of Company Stock.
(z)	“Stock Award” shall mean an award of Company Stock, with or without restrictions.
(aa)	“Stock Unit” shall mean a unit that represents a hypothetical share of Company Stock.
Section 2.	Administration

(a)            Committee. The Plan shall be administered and interpreted by the Board or by a Committee appointed by the Board. The Committee, if applicable, should consist of two or more persons who are “outside directors” as defined under section 162(m) of the Code, and related Treasury regulations, and “non-employee directors” as defined under Rule 16b-3 under the Exchange Act. The Board shall approve and administer all grants made to Non-Employee Directors. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. To the extent that the Board or a subcommittee administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board or such subcommittee. In the absence of a specific designation by the Board to the contrary, the Plan shall be administered by the Committee of the Board or any successor Board committee performing substantially the same functions.

(b)            Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom grants shall be made under the Plan, (ii) determine the type, size and terms of the grants to be made to each such individual, (iii) determine the time when the grants will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued grant, subject to the provisions of Section 18 below, and (v) deal with any other matters arising under the Plan.

(c)            Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

Section 3.	Grants

Awards under the Plan may consist of grants of Options as described in Section 6, Stock Awards as described in Section 7, Stock Units as described in Section 8, SARs as described in Section 9 and Other Stock-Based Awards as described in Section 10. All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Grant Instrument. All Grants shall be made conditional upon the Grantee’s acknowledgement, in writing or by acceptance of the Grant, that all decisions and determinations of the Committee shall be final and binding on the Grantee, his or her beneficiaries and any other person having or claiming an interest under such Grant. Grants under a particular Section of the Plan need not be uniform as among the Grantees.

Section 4.	Shares Subject to the Plan

(a)            Shares Authorized. Subject to adjustment as described below, the aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be equal to the sum of the following: (i) 2,005,059 shares, plus (ii) the number of shares of Company Stock subject to outstanding grants under the Prior Plans as of the Effective Date, and (iii) the number of shares of Company Stock remaining available for issuance under the Prior Plans but not subject to previously exercised, vested or paid grants as of the Effective Date, such that the aggregate number of shares available under the Plan is 10,000,000 shares. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. If and to the extent Options or SARs granted under the Plan (including options granted under the Prior Plans) terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised or if any Stock Awards, Stock Units or Other Stock-Based Awards (including Stock Awards granted under the Prior Plans) are forfeited, terminated or otherwise not paid in full, the shares subject to such Grants shall again be available for purposes of the Plan. Shares of Company Stock surrendered in payment of the Exercise Price of an Option shall again be available for purposes of the Plan. To the extent any Grants are paid in cash, and not in shares of Company Stock, any shares previously subject to such Grants shall again be available for issuance or transfer under the Plan.

(b)            Individual Limits. All Grants under the Plan shall be expressed in shares of Stock. The maximum aggregate number of shares of Company Stock that shall be subject to Grants made under the Plan to any individual during any calendar year shall be 1,000,000 shares, subject to adjustment as described below.

(c)            Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number of shares of Company Stock available for issuance under the Plan, the maximum number of shares of Company Stock for which any individual may receive Grants in any year, the kind and number of shares covered by outstanding Grants, the kind and number of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Grants shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Grants; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control of the Company, the provisions of Section 16 of the Plan shall apply. Any adjustments to outstanding Grants shall be consistent with section 409A or 424 of the Code, to the extent applicable. Any adjustments determined by the Committee shall be final, binding and conclusive.

Section 5.	Eligibility for Participation

(a)            Eligible Persons. All Employees (including, for all purposes of the Plan, an Employee who is a member of the Board) and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.

(b)            Selection of Grantees. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Grants and shall determine the number of shares of Company Stock subject to a particular Grant in such manner as the Committee determines.

Section 6.	Options

The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:

(a)            Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Grant of Options to Employees, Non-Employee Directors and Key Advisors.

(b)	Type of Option and Price.

(i)           The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Incentive Stock Options may be granted only to employees of the Company or its parent or subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non-Employee Directors and Key Advisors.

(ii)          The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.

(c)            Option Term. The Committee shall determine the term of each Option. The term of any Option for US Employees shall not exceed ten years from the date of grant. The term of any Option for Swiss Employees shall not excess eleven years from the date of grant. Notwithstanding the foregoing, the term of any Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, shall not have a term that exceeds five years from the date of grant.

(d)            Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Grant

Instrument. The Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.

(e)            Grants to Non-Exempt Employees. Notwithstanding the foregoing, Options granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(f)	Termination of Employment, Disability or Death.

(i)           Except as provided below, an Option may only be exercised while the Grantee is employed by, or providing service to, the Employer as an Employee, member of the Board or Key Advisor.

(ii)          In the event that a Grantee ceases to be employed by, or provide service to, the Employer for any reason other than Disability, death or termination for Cause, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within 90 days after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(iii)        In the event the Grantee ceases to be employed by, or provide service to, the Company on account of a termination for Cause by the Employer, any Option held by the Grantee shall terminate as of the date the Grantee ceases to be employed by, or provide service to, the Employer. In addition, notwithstanding any other provisions of this Section 6, if the Committee determines that the Grantee has engaged in conduct that constitutes Cause at any time while the Grantee is employed by, or providing service to, the Employer or after the Grantee’s termination of employment or service, any Option held by the Grantee shall immediately terminate and the Grantee shall automatically forfeit all shares underlying any exercised portion of an Option for which the Company has not yet delivered the share certificates, upon refund by the Company of the Exercise Price paid by the Grantee for such shares. Upon any exercise of an Option, the Company may withhold delivery of share certificates pending resolution of an inquiry that could lead to a finding resulting in a forfeiture.

(iv)         In the event the Grantee ceases to be employed by, or provide service to, the Employer because the Grantee is Disabled, any Option which is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options which are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(v)          If the Grantee dies while employed by, or providing service to, the Employer or within 90 days after the date on which the Grantee ceases to be employed or provide service on account of a termination specified in Section 6(e)(ii) above (or within such other period of time as may be specified by the Committee), any Option that is otherwise exercisable by the Grantee shall terminate unless exercised within one year after the date on which the Grantee ceases to be employed by, or provide service to, the Employer (or within such other period of time as may be specified by the Committee), but in any event no later than the date of expiration of the Option term. Except as otherwise provided by the Committee, any of the Grantee’s Options that are not otherwise exercisable as of the date on which the Grantee ceases to be employed by, or provide service to, the Employer shall terminate as of such date.

(g)            Exercise of Options. A Grantee may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Grantee shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Grantee and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Grantee for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.

(h)            Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Grantee during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option. An Incentive Stock Option shall not be granted to any person who is not an Employee of the Company or a parent or subsidiary corporation (within the meaning of section 424(f) of the Code) of the Company.

Section 7.	Stock Awards

The Committee may issue or transfer shares of Company Stock to an Employee, Non-Employee Director or Key Advisor under a Stock Award, upon such terms as the Committee deems appropriate. The following provisions are applicable to Stock Awards:

(a)            General Requirements. Shares of Company Stock issued or transferred pursuant to Stock Awards may be issued or transferred for consideration or for no consideration, and subject to restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Stock Awards shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific performance goals. The period of time during which the Stock Awards will remain subject to restrictions will be designated in the Grant Instrument as the “Restriction Period.”

(b)            Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to a Stock Award and the restrictions applicable to such shares.

(c)            Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer during a period designated in the Grant Instrument as the Restriction Period, or if other specified conditions are not met, the Stock Award shall terminate as to all shares covered by the Grant as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)            Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of a Stock Award except under Section 15(a) below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Stock Awards until all restrictions on such shares have lapsed. Each certificate for a Stock Award, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Grant. The Grantee shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Stock Awards until all restrictions on such shares have lapsed.

(e)            Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Grantee shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific performance goals.

(f)            Lapse of Restrictions. All restrictions imposed on Stock Awards shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Stock Awards, that the restrictions shall lapse without regard to any Restriction Period.

Section 8.	Stock Units

The Committee may grant Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Stock Units:

(a)            Crediting of Units. Each Stock Unit shall represent the right of the Grantee to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

(b)            Terms of Stock Units. The Committee may grant Stock Units that are payable if specified performance goals or other conditions are met, or under other circumstances. Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. The Committee shall determine the number of Stock Units to be granted and the requirements applicable to such Stock Units.

(c)            Requirement of Employment or Service. If the Grantee ceases to be employed by, or provide service to, the Employer prior to the vesting of Stock Units, or if other conditions established by the Committee are not met, the Grantee’s Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.

(d)            Payment With Respect to Stock Units. Payments with respect to Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 9.	Stock Appreciation Rights

The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:

(a)            General Requirements. The Committee may grant SARs to an Employee or Non-Employee Director separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the Grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to the per share Exercise Price of the related Option or, if there is no related Option, an amount equal to or greater than the Fair Market Value of a share of Company Stock as of the date of Grant of the SAR.

(b)            Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Grantee that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Grantee may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.

(c)            Exercisability. An SAR shall be exercisable during the period specified by the Committee in the Grant Instrument and shall be subject to such vesting and other restrictions as may be specified in the Grant Instrument. The Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Grantee is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as described in Section 6(e) above. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

(d)            Grants to Non-Exempt Employees. Notwithstanding the foregoing, SARs granted to persons who are non-exempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Grantee’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

(e)            Value of SARs. When a Grantee exercises SARs, the Grantee shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for an SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).

(f)             Form of Payment. The appreciation in an SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.

Section 10.	Other Stock-Based Awards

The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of performance goals or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.

Section 11.	Dividend Equivalents

The Committee may grant Dividend Equivalents in connection Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms as the Committee may establish, including, without limitation, the achievement of specific performance goals.

Section 12.	Qualified Performance-Based Compensation

The Committee may determine that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents granted to an Employee shall be considered “qualified performance-based compensation” under section 162(m) of the Code. The following provisions shall apply to Grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents that are to be considered “qualified performance-based compensation” under section 162(m) of the Code:

(a)	Performance Goals.

(i)           When Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents that are to be considered “qualified performance-based compensation” are granted, the Committee shall establish in writing (A) the objective performance goals that must be met, (B) the performance period during which the performance will be measured, (C) the threshold, target and maximum amounts that may be paid if the performance goals are met, and (D) any other conditions that the Committee deems appropriate and consistent with the Plan and Section 162(m) of the Code.

(ii)          The business criteria may relate to the Grantee’s business unit or the performance of the Company and its parents and subsidiaries as a whole, or any combination of the foregoing. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, net earnings, operating earnings, earnings before income taxes, EBITDA (earnings before income tax expense, interest expense, and depreciation and amortization expense), return on assets, stockholder return, return on equity, growth in assets, unit volume, sales or market share, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures.

(b)            Establishment of Goals. The Committee shall establish the performance goals in writing either before the beginning of the performance period or during a period ending no later than the earlier of (i) 90 days after the beginning of the performance period or (ii) the date on which 25% of the performance period has been completed, or such other date as may be required or permitted under applicable regulations under section 162(m) of the Code. The performance goals shall satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable upon achievement of the designated performance goals.

(c)            Announcement of Grants. The Committee shall certify and announce the results for each performance period to all Grantees after the announcement of the Company’s financial results for the performance period. If and to the extent that the Committee does not certify that the performance goals have been met, the grants of Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents for the performance period shall be forfeited or shall not be made, as applicable. If Dividend Equivalents are granted as “qualified performance-based compensation” under section 162(m) of the Code, a Grantee may not accrue more than $1,000,000 of such Dividend Equivalents during any calendar year.

(d)            Death, Disability or Other Circumstances. The Committee may provide that Stock Awards, Stock Units, Other Stock-Based Awards and Dividend Equivalents shall be payable or restrictions on such Grants shall lapse, in whole or in part, in the event of the Grantee’s death or Disability during the performance period, or under other circumstances consistent with the Treasury regulations and rulings under section 162(m) of the Code.

Section 13.	Deferrals

The Committee may permit or require a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Grantee in connection with any Stock Units or Other Stock-Based Awards. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.

Section 14.	Withholding of Taxes

(a)            Required Withholding. All Grants under the Plan shall be subject to applicable federal (including FICA), state and local tax withholding requirements. The Employer may require that the Grantee or other person receiving or exercising Grants pay to the Employer the amount of any federal, state or local taxes that the Employer is required to withhold with respect to such Grants, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Grants.

(b)            Election to Withhold Shares. If the Committee so permits, a Grantee may elect to satisfy the Employer’s tax withholding obligation with respect to Grants paid in Company Stock by having shares withheld up to an amount that does not exceed the Grantee’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Committee and may be subject to the prior approval of the Committee.

Section 15.	Transferability of Grants

(a)            Nontransferability of Grants. Except as provided below, only the Grantee may exercise rights under a Grant during the Grantee’s lifetime. A Grantee may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Grants other than Incentive Stock Options, pursuant to a domestic relations order. When a Grantee dies, the personal representative or other person entitled to succeed to the rights of the Grantee may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)            Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in a Grant Instrument, that a Grantee may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Grantee receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.

Section 16.	Consequences of a Change of Control

(a)            Notice and Acceleration. Unless the Committee determines otherwise, effective upon the date of the Change of Control, (i) all outstanding Options and SARs shall automatically accelerate and become fully exercisable, (ii) the restrictions and conditions on all outstanding Stock Awards shall immediately lapse, and (iii) all Stock Units, Other Stock-Based Awards and Dividend Equivalents shall become fully vested and shall be paid at their target values, or in such greater amounts as the Committee may determine.

(b)            Other Alternatives. Notwithstanding the foregoing, in the event of a Change of Control, the Committee may take one or more of the following actions with respect to any or all outstanding Grants: the Committee may (i) require that Grantees surrender their outstanding Options and SARs in exchange for one or more payments by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount by which the then Fair Market Value of the shares of Company Stock subject to the Grantee’s unexercised Options and SARs exceeds the Exercise Price of the Options or the base amount of the SARs, as applicable, (ii) after giving Grantees an opportunity to exercise their outstanding Options and SARs, terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate, or (iii) determine that outstanding Options and SARs that are not exercised shall be assumed by, or replaced with comparable options or rights by, the surviving corporation, (or a parent or subsidiary of the surviving corporation), and other outstanding Grants that remain in effect after the Change of Control shall be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation). Such surrender or termination shall take place as of the date of the Change of Control or such other date as the Committee may specify.

Section 17.	Requirements for Issuance or Transfer of Shares

No Company Stock shall be issued or transferred in connection with any Grant hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.

Section 18.	Amendment and Termination of the Plan

(a)            Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.

(b)            No Repricing Without Stockholder Approval. Notwithstanding anything in the Plan to the contrary, the Committee may not reprice Options, nor may the Board amend the Plan to permit repricing of Options, unless the stockholders of the Company provide prior approval for such repricing. An adjustment to an Option pursuant to Section 4(c) above shall not constitute a repricing of the Option.

(c)            Stockholder Re-Approval Requirement. If Stock Awards, Stock Units, Other Stock-Based Awards or Dividend Equivalents are granted as “qualified performance-based compensation” under Section 12 above, the Plan must be reapproved by the stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of Section 12, if required by section 162(m) of the Code or the regulations thereunder.

(d)            Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its effective date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.

(e)            Termination and Amendment of Outstanding Grants. A termination or amendment of the Plan that occurs after a Grant is made shall not materially impair the rights of a Grantee unless the Grantee consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Grantee consistent with the Plan.

(f)            Effective Date of the Plan. The Plan shall be effective as of May 14,2008 subject to stockholder approval of the Plan.

Section 19.	Miscellaneous

(a)            Grants in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Grants under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Grants to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make a Grant to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock awards grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the

Committee may establish such terms and conditions of the new Grants as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Grantee the same economic value as the prior options or rights.

(b)            Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.

(c)            Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan.

(d)            Rights of Grantees. Nothing in the Plan shall entitle any Employee, Non-Employee Director, Key Advisor or other person to any claim or right to be granted a Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

(e)            No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Grant. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(f)            Compliance with Law. The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Grants shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, that Grants of “qualified performance-based compensation” comply with the applicable provisions of section 162(m) of the Code and that, to the extent applicable, Grants comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422, 162(m) or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Grant if it is contrary to law or modify a Grant to bring it into compliance with any valid and mandatory government regulation.

(g)            Employees Subject to Taxation Outside the United States. With respect to Grantees who are believed by the Committee to be subject to taxation in countries other than the United States, the Committee may make Grants on such terms and conditions, consistent with the Plan, as the Committee deems appropriate to comply with the laws of the applicable countries, and the Committee may create such procedures, addenda and subplans and make such modifications as may be necessary or advisable to comply with such laws.

(h)            Governing Law. The validity, construction, interpretation and effect of the Plan and Grant Instruments issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

ANTARES PHARMA, INC.

Princeton Crossroads Corporate Center

250  Phillips Boulevard Suite  290

Ewing, NJ 08618

ANNUAL MEETING OF STOCKHOLDERS

May  14, 2008

9:00 a.m. ET

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Phone: 215-963-5000

www.morganlewis.com

Antares Pharma, Inc. Princeton Crossroads Corporate Center 250 Phillips Boulevard Suite 290 Ewing, NJ 08618	proxy

Annual Meeting of Stockholders to be held on May  14, 2008.

This Proxy is solicited on behalf of the Board of Directors.

Please mark, sign, date and return in the enclosed envelope.

By signing the proxy, you revoke all prior proxies and appoint JACK E. STOVER and ROBERT F. APPLE, or either one of them, as Proxies, each with the power to appoint his substitute and to act without the other, and authorize each of them to represent and to vote, as designated herein, all shares of common stock of Antares Pharma, Inc., held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders of the Company to be held on May 14, 2008, or any adjournment thereof.

See reverse for voting instructions.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH BELOW AND THE PROXIES WILL BE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

  Please detach here

The Board of Directors recommends that you vote “FOR” the proposals below.

To elect two members of the Company’s Board of Directors for a term of three years. 01 Dr. Paul K. Wotton 02 Dr. Leonard S. Jacob	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

To approve and adopt an amendment to the Company’s certificate of incorporation to increase the number of authorized shares of common stock, par value $0.01 per share, of the Company from 100,000,000 shares to 150,000,000 shares.

	☐ For	☐ Against	☐ Abstain
To approve the adoption of the Antares Pharma, Inc. 2008 Equity Compensation Plan.	☐ For	☐ Against	☐ Abstain
To ratify the appointment of KPMG LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008.	☐ For	☐ Against	☐ Abstain
To transact other business that may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE. THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION WITH RESPECT TO OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box ☐ Indicate changes below:	Date _ _, 2008

Signature(s) In Box
Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.